                                                                    EXHIBIT 10.2

         An asterisk ([*]) indicates that confidential information has been omitted and filed separately with the Securities and Exchange Commission as part of a Confidential
Treatment Request.



                              AMENDED AND RESTATED


                            POWER PURCHASE AGREEMENT


                                 BY AND BETWEEN


                              AES IRONWOOD, L.L.C.

                                       AND


                   WILLIAMS ENERGY MARKETING & TRADING COMPANY






                             Dated: February 5, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


ARTICLE I DEFINITIONS..........................................................2

   SECTION 1.1.................................................................2

ARTICLE II TERM...............................................................13

   SECTION 2.1................................................................13
   SECTION 2.2................................................................13

ARTICLE III PURCHASE AND SALE OF CAPACITY AND SERVICES........................15

   SECTION 3.1................................................................15
   SECTION 3.2................................................................15
   SECTION 3.3................................................................16

ARTICLE IV FUEL CONVERSION AND OTHER SERVICES.................................16

   SECTION 4.1................................................................16
   SECTION 4.2................................................................16
   SECTION 4.3................................................................17
   SECTION 4.4................................................................17
   SECTION 4.5................................................................17
   SECTION 4.6................................................................18
   SECTION 4.7................................................................18

ARTICLE V PRICING.............................................................18

   SECTION 5.1................................................................18
   SECTION 5.2................................................................19

ARTICLE VI PROJECT DEVELOPMENT................................................19

   SECTION 6.1................................................................19
   SECTION 6.2................................................................19
   SECTION 6.3................................................................19
   SECTION 6.4................................................................20

ARTICLE VII INITIAL START-UP TESTING; COMMERCIAL OPERATION....................20

   SECTION 7.1................................................................20
   SECTION 7.2................................................................20

ARTICLE VIII INTERCONNECTION AND METERING EQUIPMENT...........................21

   SECTION 8.1................................................................21
   SECTION 8.2................................................................21
   SECTION 8.3................................................................22
   SECTION 8.4................................................................22
   SECTION 8.5................................................................22

ARTICLE IX OPERATION; DISPATCH................................................23

   SECTION 9.1................................................................23

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


   SECTION 9.2................................................................23
   SECTION 9.3................................................................23
   SECTION 9.4................................................................24
   SECTION 9.5................................................................24
   SECTION 9.6................................................................25
   SECTION 9.7................................................................26
   SECTION 9.8................................................................26
   SECTION 9.9................................................................26

ARTICLE X MAINTENANCE.........................................................26

   SECTION 10.1...............................................................26
   SECTION 10.2...............................................................27
   SECTION 10.3...............................................................27
   SECTION 10.4...............................................................27
   SECTION 10.5...............................................................28

ARTICLE XI METERING, BILLING, PAYMENT AND TAXES...............................29

   SECTION 11.1...............................................................29
   SECTION 11.2...............................................................29
   SECTION 11.3...............................................................31
   SECTION 11.4...............................................................32
   SECTION 11.5...............................................................32
   SECTION 11.6...............................................................32
   SECTION 11.7...............................................................33
   SECTION 11.8...............................................................33

ARTICLE XII DISPUTE RESOLUTION................................................34

   SECTION 12.1...............................................................34
   SECTION 12.2...............................................................36
   SECTION 12.3...............................................................36
   SECTION 12.4...............................................................38

ARTICLE XIII REPRESENTATIONS, WARRANTIES AND COVENANTS........................38

   SECTION 13.1...............................................................38
   SECTION 13.2...............................................................39

ARTICLE XIV LIABILITY; DEDICATION.............................................39

   SECTION 14.1...............................................................39
   SECTION 14.2...............................................................39
   SECTION 14.3...............................................................40

ARTICLE XV INDEMNITY..........................................................40

   SECTION 15.1...............................................................40
   SECTION 15.2...............................................................41
   SECTION 15.3...............................................................41
   SECTION 15.4...............................................................41

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE XVI INSURANCE.........................................................42

   SECTION 16.1...............................................................42
   SECTION 16.2...............................................................42
   SECTION 16.3...............................................................43
   SECTION 16.4...............................................................43
   SECTION 16.5...............................................................43
   SECTION 16.6...............................................................44
   SECTION 16.7...............................................................44
   SECTION 16.8...............................................................44

ARTICLE XVII FORCE MAJEURE....................................................45

   SECTION 17.1...............................................................45
   SECTION 17.2...............................................................46
   SECTION 17.3...............................................................47
   SECTION 17.4...............................................................47

ARTICLE XVIII EVENTS OF DEFAULT; TERMINATION; REMEDIES........................47

   SECTION 18.1...............................................................47
   SECTION 18.2...............................................................49

ARTICLE XIX SECURITY..........................................................50

   SECTION 19.1...............................................................50
   SECTION 19.2...............................................................50
   SECTION 19.3...............................................................51

ARTICLE XX SEVERAL OBLIGATIONS................................................52

   SECTION 20.1...............................................................52

ARTICLE XXI WAIVER............................................................52

   SECTION 21.1...............................................................52

ARTICLE XXII ASSIGNMENT.......................................................53

   SECTION 22.1...............................................................53
   SECTION 22.2...............................................................53
   SECTION 22.3...............................................................54
   SECTION 22.4...............................................................54
   SECTION 22.5...............................................................54

ARTICLE XXIII NOTICES.........................................................54

   SECTION 23.1...............................................................54
   SECTION 23.2...............................................................55

ARTICLE XXIV GRATUITIES.......................................................55

   SECTION 24.1...............................................................55

ARTICLE XXV CAPTIONS..........................................................55

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                                                                            Page
                                                                            ----


   SECTION 25.1...............................................................55

ARTICLE XXVI CHOICE OF LAWS...................................................56

   SECTION 26.1...............................................................56

ARTICLE XXVII MISCELLANEOUS PROVISIONS........................................56

   SECTION 27.1...............................................................56
   SECTION 27.2...............................................................57
   SECTION 27.3...............................................................57
   SECTION 27.4...............................................................57
   SECTION 27.5...............................................................57
   SECTION 27.6...............................................................57

ARTICLE XXVIII SUCCESSORS AND ASSIGNS.........................................58

   SECTION 28.1...............................................................58

ARTICLE XXIX COUNTERPARTS.....................................................58

   SECTION 29.1...............................................................58

ARTICLE XXX ENTIRE AGREEMENT; SEVERABILITY; AMENDMENT.........................58

   SECTION 30.1...............................................................58
   SECTION 30.2...............................................................59
   SECTION 30.3...............................................................59

                               TABLE OF APPENDICES


1.      Pricing

2.      Confidentiality Letter

3.      Exempt Wholesale Generator Certification

4.      A.      Preliminary single-line diagram showing Gas and Oil Delivery
                Points

        B.      Preliminary single-line diagram showing Electric Delivery Point

5.      Form of Guaranty of The AES Corporation

6.      Form of Guaranty of Williams Holdings of Delaware, Inc.

7.      List of Third Party Engineers

8.      Fuel Oil Specifications

                              AMENDED AND RESTATED
                            POWER PURCHASE AGREEMENT

         THIS AMENDED AND RESTATED POWER PURCHASE AGREEMENT (together with the Appendices hereto, this "Agreement"), dated as of February 5, 1999, by and between AES Ironwood, L.L.C., a Delaware limited liability company ("Seller"), and Williams Energy Marketing & Trading Company, a corporation organized and existing under the laws of the State of Delaware ("Williams"), (Seller and Williams hereinafter referred to individually as a "Party" and collectively as the "Parties").

                                   WITNESSETH:

         WHEREAS, Williams is engaged in the purchase and resale of electric energy, capacity and ancillary services; and

         WHEREAS, Seller will own, operate and maintain the Facility (as hereinafter defined) to be located at the Site (as hereinafter defined); and

         WHEREAS, Seller proposes to qualify the Facility as an Exempt Wholesale Generator ("EWG") under the applicable rules of the Federal Energy Regulatory Commission ("FERC"); and

         WHEREAS, Williams intends to deliver fuel to the Facility in accordance with this Agreement; and

         WHEREAS, Seller desires to sell and Williams desires to purchase Facility Capacity (as hereinafter defined), Ancillary Services (as hereinafter defined) and Fuel Conversion Services (as hereinafter defined) under the terms and conditions hereinafter set forth; and

         WHEREAS, on July 31, 1997, the Parties entered into a Power Purchase Agreement with respect to the purchase by Williams' predecessor in interest, Williams Energy Service Company, of certain capacity, fuel conversion services and excess energy from the Facility (the "Original PPA") not purchased from the Facility by GPU (as hereinafter defined) pursuant to the terms of the GPU PPA's (as hereinafter defined); and

         WHEREAS, on October 24, 1997, the Parties entered into Amendment No. 1 to the Original PPA ("Amendment No. 1"); and

         WHEREAS, on November 21, 1997, the Parties entered into a letter agreement (the "Letter Agreement") concerning certain revisions to be made to the Original PPA as amended by Amendment No. 1; and

         WHEREAS, on December 15, 1998, the Parties entered into a subsequent letter agreement ("Second Letter Agreement") concerning the desire of the Parties to amend and restate the Original PPA in the event that the GPU PPA's were terminated; and

         WHEREAS, the GPU PPA's have been terminated and the Parties desire to amend and restate the Original PPA in order to incorporate certain of the revisions made by Amendment No. 1, the Letter Agreement and the Second Letter Agreement and certain other revisions mutually agreed to by the Parties.

         NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the Parties hereto, intending to be legally bound, hereby covenant, promise and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1

         For purposes of this Agreement, the following definitions shall apply unless the context clearly indicates otherwise. All capitalized terms used in this Agreement that are not defined in this Article I shall have the definitions contained elsewhere herein, including the Appendices hereto.

         "Accepted Electrical Practices" - those practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in exercise of reasonable judgment in light of the facts known at the time a decision is made, that could have been expected to accomplish a desired result at reasonable cost consistent with good business practices, reliability, safety and expedition. Accepted Electrical Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of others, but rather to those practices, methods and acts generally accepted or approved by a significant portion of the electric utility industry in the relevant region, during the relevant time period, as described in the immediately preceding sentence.

         "Affiliate" - with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

         "Allocated Shutdown Duration" - the length of time immediately following an Ending Requested Dispatch Hour agreed to between the Parties as the expected duration under normal Facility conditions for the Facility to achieve Shutdown conditions following a Facility Dispatch Period. Such period of time will be set initially based on equipment manufacturer's guidelines, which shall be provided by Seller to Williams promptly after receipt by Seller of such guidelines from the manufacturer but in any event no later than the Commercial Operation Date, and revised by the Parties after the first Contract Year to reflect actual operating experience.

         "Allocated Start-Up Duration" - the time period required by Seller to permit a Cold Start, Warm Start or Hot Start of the Facility as Scheduled for a Dispatch Period under normal Facility equipment conditions. Such period of time will be set initially based on equipment manufacturer's guidelines, which shall be provided by Seller to Williams promptly after receipt by Seller of such guidelines from the manufacturer but in any event no later than the Commercial Operation Date, and revised by the Parties after the first Contract Year to reflect actual operating experience.

         "Ancillary Services" - those services which the Facility is capable of providing that are defined or described as "Ancillary Services" in the PJM Open Access Transmission Tariff then currently in effect and on file at FERC or, in the event such PJM tariff does not exist, then those services to the extent commonly sold or saleable (or used or usable) in the electric power generation or transmission industry within the PJM market from time to time.

         "Anticipated Commercial Operation Date" - has the meaning given such term in Section 2.2.

         "Automatic Regulation" - the capability of a Unit to increase or decrease automatically the megawatt output from a set point in response to a control signal from a remote operations center.

         "Beginning Requested Dispatch Hour" - the first clock hour during which the Facility is Scheduled to deliver Net Electric Energy and/or Ancillary Services during a Dispatch
Period.

         "Billing Month" - except for the first such month under this Agreement, one-twelfth (1/12) of a year, or the period of approximately thirty (30) Days between two (2) regular consecutive readings of the Host Utility's electric meter or meters, but not less than twenty-six (26) Days and not more than thirty-five (35) Days.

         "Btu" - the quantity of heat required to raise the temperature of one pound of water one degree Fahrenheit at or near its point of maximum density (39.1 degrees Fahrenheit).

         "Business Day" - any Day on which Federal Reserve member banks in New York, New York are open for business.

         "Cold Start" - a start of a Unit in Combined Cycle Mode given that all of the breakers of that Unit's combustion turbine generator have been open for at least the previous [*] hours.

         "Combined Cycle Mode" - the simultaneous operation of a combustion turbine(s), heat recovery steam generator(s) and steam turbine for the purpose of producing Net Electric Energy.

         "Commercial Operation Date" - the Day on which (i) the Initial Start-Up Testing of the Facility has been successfully completed to the satisfaction of Seller and Williams has received written notice thereof from Seller, (ii) Seller has received all approvals, to the extent any are required, from PJM in order to sell capacity into or through the PJM market, and (iii) Seller has obtained all required permits and authorizations for operation of the Facility.

         "Contract Anniversary Date" - the last Day of the month in which the Commercial Operation Date occurs and each succeeding anniversary of such Day throughout the Term of this Agreement.

         "Contract Year" - the twelve months ending on the Contract Anniversary Date of each year except for the first Contract Year which shall also include any portion of the month between the Commercial Operation Date and the end of the month in which the Commercial Operation Date occurs.

         "Day" - a period of twenty-four (24) consecutive hours, beginning at 12:01 a.m. local time.

         "Dispatch" - the act of directing a Unit or the Facility to generate Net Electric Energy and/or Ancillary Services.

         "Dispatch Notice" - a notice delivered to Seller by or on behalf of Williams directing the Dispatch of the Facility for a specific Dispatch Period and effective until the delivery of a subsequent Dispatch Notice in a form to be agreed to by the Parties no later than twelve (12) months after the Execution Date, provided that when such notice is given telephonically it shall be promptly confirmed in writing by facsimile or electronic transmission.

         "Dispatch Operation" - the operation of the Facility at the direction of Williams.

         "Dispatch Period" - a period of time during which Williams has requested delivery of Net Electric Energy and/or the provision of Ancillary Services starting with a Beginning Requested Dispatch Hour and concluding with an Ending Requested Dispatch Hour. A Dispatch Period may continue for more than one calendar Day.

         "Early Shutdown Notice" - a notice provided by Williams to Seller during a Dispatch Period requesting an earlier Ending Requested Dispatch Hour of a Unit or the Facility than that specified in the Dispatch Notice which commenced such Dispatch Period, provided that such earlier Ending Requested Dispatch Hour shall not be any sooner than one (1) hour after receipt by Seller of such Early Shutdown Notice.

         "Electric Delivery Point" - the physical point set forth on Appendix 4.B at which Net Electric Energy and/or Ancillary Services are delivered and measured.

         "Electric Metering Equipment" - electric meters and associated equipment, which shall be owned by the Host Utility and operated and maintained in accordance with the Interconnection Agreement, including, without limitation, metering transformers and meters for measuring kilowatt-hours and reactive volt-ampere hours, utilized in determining the amount of Net Electric Energy and/or Ancillary Services delivered by Seller to the Electric Delivery Point under this Agreement.

         "Emergency(ies)" - a condition(s) or situation(s) which the Host Utility, PJM or Seller reasonably deems imminently likely to endanger life or property including the Facility; or imminently likely to impair or adversely affect, the Host Utility's electrical system or the electrical systems of others to which the Host Utility's electrical system is directly or indirectly connected. Such a condition or situation may include, but is not limited to, a forced outage of the Host Utility's electrical system, potential overloading of the Host Utility's transmission and/or distribution circuits, unusual operating conditions on either the Host Utility's or Seller's electrical system or conditions such that the Host Utility is unable to accept Net Electric Energy from the Facility without jeopardizing the Facility, the Host Utility's electrical system or the electrical systems of others to which the Host Utility's electrical system is directly or indirectly connected.

         "Ending Requested Dispatch Hour" - the last clock hour during which the Facility is Scheduled to deliver Net Electric Energy or Ancillary Services during a Dispatch Period.

         "Energy Market Clearing Price" - the hourly clearing price (exclusive of capacity) for sales to the PJM energy market at the Electric Delivery Point; provided that in the event PJM ceases to provide an independent value for installed capacity, an adjustment will be made by the Parties to maintain, to the extent possible, the original value of this Agreement to both Williams and Seller.

         "Environmental Law" - any applicable federal, state, local or other governmental legal requirement governing or relating to (i) the environment,
(ii) releases or threatened releases of Hazardous Materials including, without limitation, investigations, monitoring and abatement of such releases, and (iii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials.

         "Execution Date" - the date set forth in the preamble to this Agreement.

         "Expansion  Capacity" - has the meaning  given such term in
Section 3.1.

         "Facility" - the combined cycle electric generating facility with a design electric generating capacity of approximately 655 MW (+/- 10%) at 92(degree) F when firing on Natural Gas and approximately 604 MW (+/- 10%) at 92(degree) F when firing on Fuel Oil and consisting of two (2) 501G combustion turbines, two (2) heat recovery steam generators and one (1) steam turbine, with evaporative cooling on the inlet air flow, together with all of the parts, instruments, appurtenances, accessories and other property that may be installed in or attached to or otherwise become part of such facility.

         "Facility Capacity" - the actual total net MW capability of the Facility measured at the Electric Delivery Point (excluding the incremental capacity associated with power augmentation in the event that power augmentation is implemented at the Facility pursuant to Section 3.3 of this Agreement) when operating on Natural Gas in Combined Cycle Mode at 92(degree) Fahrenheit ambient air temperature as established during Initial Start-Up Testing of the Facility and as demonstrated pursuant to Section 9.6 and as adjusted accordingly.

         "FERC" - the Federal Energy Regulatory Commission or any successor agency thereto.

         "Final CO Date" - has the meaning given such term in Section 2.2(c).

         "First Paid Extension Option" - has the meaning given such term in
Section 2.2(a).

         "Force Majeure" - an event or occurrence beyond the reasonable control of and without the fault or negligence of the Party claiming Force Majeure, including, but not limited to, acts of God, strike, flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, freezing of pipelines, sabotage, acts of the public enemy, explosion, the inability of Seller to obtain from GPU Energy, Inc., or its appropriate Affiliate, the Interconnection Agreement, the inability of Williams to obtain from a transporter a commercially reasonable gas transportation agreement or, in the event that no such agreement can be obtained by Williams, to obtain necessary approvals, permits or authorizations for Williams or an Affiliate to construct the required Gas Facilities, change in law or applicable regulation subsequent to the date hereof and action, delay or inaction by any federal, state or local legislative, executive, administrative or judicial agency or body, including without limitation any failure to issue, or delay in issuance of, any required permit or authorization, which, in any of the foregoing cases, by exercise of due diligence such Party could not reasonably have been expected to avoid, and which wholly or in substantial part prevents such Party from performing an obligation under this Agreement.

         "Forced Outage" - a "Generator Forced Outage" as defined in the PJM Agreement. Forced Outages include:

         o "Total Forced Outage" - during periods other than Planned Outages or Maintenance Outages, the Facility is unable to engage in Dispatch Operation, or the Facility is declared by Seller to be in a Total Forced Outage for what would otherwise be a Partial Forced Outage.

         o "Partial Forced Outage" - during periods other than Planned Outages or Maintenance Outages, the Facility is partially able to engage in Dispatch Operation, and has not been declared by Seller to be in a Total Forced Outage.

         "Free Extension Option" - has the meaning given such term in Section 2.2(a).

         "Fuel Conversion Services" - Seller's operation of the Facility in Combined Cycle Mode to combust Natural Gas and/or Fuel Oil in order to generate Net Electric Energy and/or Ancillary Services.

         "Fuel Conversion Volume Rebate" - has the meaning given such term in
Section 11.3(a).

         "Fuel Delivery Points" - the Gas Delivery Point and Oil Delivery Point, collectively.

         "Fuel Oil" - fuel oil meeting the "Jet A" quality specifications set forth in Appendix 8.

         "Fuel Plan" - the plan delivered by Williams to Seller in accordance with paragraph C. of the Second Letter Agreement.

         "Fully Available" - any time the Facility is not in a Forced Outage, Maintenance Outage or Planned Outage.

         "Gas Delivery Point" - each of the physical point(s) identified on Appendix 4.A at which Natural Gas is delivered and measured.

         "Gas Interconnection Facilities" - has the meaning given such term in
Section 4.2.

         "Gas Metering Equipment" - gas meters and associated equipment utilized in determining (i) the amount of Natural Gas delivered to Seller by Williams under this Agreement, and (ii) the amount of Natural Gas consumed by the Facility.

         "GDPIPD" - the annual Gross Domestic Product Implicit Price Deflator as reported by the United States Department of Commerce, Bureau of Economic Analysis monthly in the Survey of Current Business (Index base 1992 = 100).

         "GPU" - Metropolitan Edison Company, Pennsylvania Electric Company and Jersey Central Power and Light Company, collectively doing business as GPU Energy, Inc., and their Affiliates.

         "GPU PPA's" - the power purchase agreements dated February 3, 1997 by and between Seller or its Affiliates and GPU, as filed at the PAPUC on June 16, 1997.

         "Guaranty Amount" - has the meaning given such term in Section 19.2.

         "Hazardous Materials" - (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") and any other chemicals, materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances" or "toxic pollutants" under, or are regulated or become regulated as such by Environmental Laws, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.); the Hazardous Material Transportation Act, as amended (42 U.S.C ss. 1801 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. ss. 2601); the Clean Air Act, as amended (42 U.S.C ss. 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. ss. 1251 et seq.); or in the regulations promulgated pursuant to said laws.

         "Heat Rate" - the amount of energy expressed in Btu's per net kWh in higher heating value ("HHV").

         "Heat Rate Target" - [*] Btu per kWh (HHV) while operating on Natural Gas in Combined Cycle Mode at Temperature Adjusted Facility Capacity.

         "HHV" - higher heating value.

         "Holdings" - has the meaning given such term in Section 19.3.

         "Host Utility" - the owner of the electrical system to which the Facility is interconnected by the Interconnection Facilities.

         "Hot Start" - a start of a Unit in Combined Cycle Mode given that all of the breakers of that Unit's combustion turbine generator have been open for no more than eight (8) hours.

         "Imbalance Charges" - has the meaning given such term in Section V.E. of Appendix 1.

         "Initial Start-Up Testing" - Seller's operation and testing of the Facility prior to the Commercial Operation Date, including performance tests, to determine, among other things, the operating characteristics of the Facility, the Facility Capacity and the Facility's ability to meet

Seller's obligations pursuant to this Agreement; provided that any transmission costs associated with Initial Start-Up Testing shall be paid by Seller.

         "Interconnect Delay" - has the meaning given such term in Section
2.2(a).

         "Interconnection Agreement" - has the meaning given such term in
Section 8.2.

         "Interconnection Facilities" - all structures, facilities, equipment, auxiliary equipment, devices and apparatus including the Protective Apparatus directly or indirectly required and installed to interconnect and deliver Net Electric Energy and Ancillary Services from the Facility to the Electric Delivery Point including, but not limited to, electric transmission and/or distribution lines, transformation, switching, Electric Metering Equipment, any other metering equipment, communications, and safety equipment, including, but not limited to, equipment required to protect (i) the Host Utility's electrical system and its customers from faults occurring at the Facility, and (ii) the Facility from faults occurring on the Host Utility's electrical system or on the electrical systems of others to which the Host Utility's electrical system is directly or indirectly connected.

         "Investment Grade" - means a rating in one of the four highest categories (without regard to subcategories within such rating categories) by Standard & Poor's or Moody's.

         "kW" - kilowatt.

         "kWh" - kilowatt-hour.

         "Late Payment Interest Rate" - shall mean the Prime Rate plus one (1) percent per annum.

         "Lender" - any financial institution, Person, bondholder or noteholder which provides debt or equity capital, loans, credit or credit support, acts as counterparty on any interest rate or currency hedging arrangements or provides other financing to Seller in respect of the acquisition, ownership, construction, operation or maintenance of the Facility; such term also includes any such financial institution, Person, bondholder or noteholder which acts in the capacity of "Lender" in connection with any refinancing by Seller of its then outstanding debt obligation.

         "Loss" - has the meaning given such term in Section 15.1.

         "Maintenance Outage" - a "Generator Maintenance Outage" as defined in the PJM Agreement.

         "Major Maintenance Reserve Account" - has the meaning given such term in Section 11.3(b).

         "Moody's" - Moody's Investors Services, Inc., and its successors.

         "MW" - megawatt.

         "MWh" - megawatt-hour.

         "Natural Gas" - merchantable natural gas that meets the quality specifications set forth in the applicable transporter's tariff or, if applicable, the applicable transportation agreement entered into by Williams and a transporter for the purpose of effecting deliveries of Natural Gas pursuant to this Agreement; provided that Williams shall use its commercially reasonable efforts to cause the transporter to deliver Natural Gas to the Gas Delivery Point at a pressure equal to the pressure on the Texas Eastern pipeline provided, however, that Williams shall not have the obligation to install, or pay for installation of, any compressors to ensure such pressure.

         "Net Electric Energy" - the gross amount of electric energy generated by the Facility at Williams' direction, less station service requirements and any transformation and transmission line losses to the Electric Delivery Point and delivered by Seller to the Host Utility's electric system at the Electric Delivery Point.

         "New Taxes" - means (i) any Taxes or modifications therein enacted and effective after the Execution Date, including, without limitation, that portion of any Taxes or New Taxes that constitutes an increase in the rate thereof (but excluding an increase in the value of the base upon or from which computed), or
(ii) any law, order, rule or regulation, or interpretation thereof, enacted and effective after the Execution Date resulting in application of any Taxes to a new or different class of Persons.

         "Non-Dispatch Payment" - has the meaning given such term in Section 11.3(a).

         "Oil Delivery Point" - the physical point identified on Appendix 4.A. at which Fuel Oil is delivered and measured.

         "Oil Metering Equipment" - oil meters and associated equipment utilized in determining (i) the amount of Fuel Oil delivered to Seller by Williams under this Agreement, and (ii) the amount of Fuel Oil consumed by the Facility.

         "Operating Hour" - a clock hour (or part thereof) within a Dispatch Period during which the Facility is providing Net Electric Energy and/or Ancillary Services.

         "PA Information" - has the meaning given such term in Section 3.3.

         "PAPUC" - the Pennsylvania Public Utility Commission or any successor agency thereto.

         "Partially Available" - has the meaning given such term in Section V.D. of Appendix 1.

         "Person" - any individual, corporation, limited liability company, partnership, limited partnership, trust, association or other entity.

         "PJM" - the PJM Interconnection, L.L.C., acting in accordance with the PJM Agreement or the applicable successor entity.

         "PJM Agreement" - that certain Amended and Restated Operating Agreement of PJM Interconnection, L.L.C., dated as of June 2, 1997, and applicable PJM operating policies, as further amended, revised or superseded from time to time.

         "Planned Outage" - a "Generator Planned Outage" as defined in the PJM Agreement.

         "Position Notice" - has the meaning given such term in Section 12.1(a).

         "Power Factor" - the ratio of real power expressed in watts to apparent power expressed in volt-amperes.

         "Prime Rate" - the prime commercial lending rate announced by Citibank, N.A., as in effect from time to time.

         "Protective Apparatus" - such equipment and apparatus on Seller's side of the Electric Delivery Point, including, but not limited to, protective relays, circuit breakers and the like, necessary or appropriate to isolate the Facility from the Host Utility's electrical system consistent with Accepted Electrical Practices.

         "Protective Gas Apparatus" - such equipment and apparatus on Seller's side of the Gas Delivery Point necessary to maintain the safety of the Facility consistent with standard gas industry practices.

         "Rating Agency" - Standard & Poor's, Moody's and each other credit rating agency from which Seller seeks to obtain a rating on the debt it acquires to finance the construction of the Facility.

         "Schedule or Scheduled" - the act of Williams, Seller and the Host Utility notifying, requesting and confirming to each other the quantity of Ancillary Services and/or Net Electric Energy to be delivered hereunder in any given hour.

         "Second Paid Extension Option" - has the meaning given such term in
Section 2.2(c).

         "Shutdown" - an actual shutdown of a Unit, as evidenced by the opening of its combustion turbine's breaker, or the Facility, as evidenced by the opening of all of its breakers, immediately following the Ending Requested Dispatch Hour of a Dispatch Period or pursuant to an Early Shutdown Notice.

         "Site" - the location of the Facility in South Lebanon Township, Lebanon County, Pennsylvania.

         "Standard & Poor's" - Standard & Poor's Rating Group, a division of the McGraw-Hill Companies, Inc., and its successors.

         "Start-Up" - a Successful Start-Up of the Facility or a Unit necessary to comply with the Schedule or request by Williams for a Dispatch Period for the Facility immediately preceding a Beginning Requested Dispatch Hour.

         "Start-Up Notification Lead Time" - means at least [*].

         "Start-Up Testing Date" - has the meaning given such term in Section
4.2.

         "Successful Start-Up" - a Facility or Unit Start-Up at Williams direction that results in the [*] for a period of time equal to the [*] whichever is less.

         "Taxes" - means any or all federal, state and/or local, municipal, ad valorem, property, occupation, severance, generation, first use, conversion, Btu or power, transmission, utility, gross receipts, privilege, sales, use, consumption, excise, lease, transaction, and other taxes, governmental charges, license fees, permit fees, assessments, or increases in or interest on or penalties relating to any of the foregoing, other than taxes based on net income or net worth.

         "Temperature Adjusted Facility Capacity" - the capacity of the Facility to generate Net Electric Energy at any particular temperature measured at the gas turbine inlet between -20 and 100 degrees Fahrenheit corresponding to the Facility Capacity, and reflecting the effect of temperature on both the Facility Capacity while in Combined Cycle Mode and the air/gas flow into the combustion turbine.

         "Temperature Adjusted Unit Capacity" - the capacity of a Unit to generate Net Electric Energy at any particular temperature measured at the gas turbine inlet between -20 and 100 degrees Fahrenheit corresponding to 47.8 percent of Facility Capacity and reflecting the effect of temperature on both the Unit Capacity while in Combined Cycle Mode and the air/gas flow into the combustion turbine.

         "Term" - the term of this Agreement commencing on the Execution Date and continuing for a period of twenty (20) Contract Years after the first Contract Anniversary Date.

         "Third Party Engineer" - has the meaning given such term in Section
12.1.

         "Total Fixed Payment" - has the meaning given such term in Appendix 1.

         "Unit" - a single independent combined cycle train, consisting of a combustion turbine, heat recovery steam generator, and steam turbine generator operating at partial load (approximately one-half of such generator's electrical output capability), together with associated equipment.

         "Var Support" - the capability of the Facility measured at the Electric Delivery Point to vary the phase angle of the generators' output and voltage between a Power Factor of 0.9 leading and a Power Factor of 0.9 lagging, at the Facility Capacity and as may be more fully described in the Interconnection Agreement between Seller and the Host Utility.

         "Variable O&M Charge" - a charge assessed for each MWh of Net Electric Energy delivered, as more fully described in Appendix 1.

         "Warm Start" - the start of a Unit in Combined Cycle Mode given that all of the breakers of that Unit's combustion turbine generator have been open for more than eight (8) hours but less than [*].

                                   ARTICLE II

                                      TERM

         SECTION 2.1

         The Term of this Agreement shall commence on the Execution Date and shall continue for a period of twenty (20) Contract Years after the first Contract Anniversary Date.

         SECTION 2.2

         (a) Seller shall cause the Commercial Operation Date to occur no later than June 30, 2001 (the "Anticipated Commercial Operation Date"). If the Commercial Operation Date has not occurred by June 30, 2001, for any reason whatsoever, including without limitation the continued existence of, or delay caused by, a Force Majeure event affecting Seller (other than any delay caused by a failure by Williams to provide Natural Gas to the Facility pursuant to
Article IV hereunder or by any other act or failure to act by Williams or an Affiliate of Williams, where such action is required under this Agreement), Williams shall (notwithstanding anything in this Agreement or otherwise to the contrary except this Section 2.2(a)) have the absolute right to terminate this Agreement upon written notice to Seller without any liability or responsibility, unless Seller shall have demonstrated to Williams' reasonable satisfaction, by providing an opinion to such effect from a third party engineer chosen by Seller from the list set forth in Appendix 7 to this Agreement, that the Commercial Operation Date will occur no later than December 31, 2001 or, but for Seller's inability to execute an Interconnection Agreement with the Host Utility by the date required to maintain the Facility construction schedule, despite Seller's good faith commercially reasonable efforts to obtain such agreement (any such delay, an "Interconnect Delay"), that the Commercial Operation Date would be achieved by December 31, 2001, in which case Seller's obligation to cause the Commercial Operation Date to occur shall be extended to December 31, 2001 (the "Free Extension Option"). In the event the conditions in the preceding sentence are not satisfied by Seller, Seller shall have the right to extend the Commercial Operation Date to and including December 31, 2001, by giving Williams written notice of such extension no later than April 30, 2001, and paying to Williams the amount of $2.5 million no later than June 30, 2001 (the "First Paid Extension Option").



        (b) In the event Seller qualifies for and elects the Free Extension Option but the Commercial Operation Date is not achieved by December 31, 2001,
(i) Seller may elect to extend the Commercial Operation Date up to and including December 31, 2002 by paying Williams the amounts, and in accordance with the procedures, specified in Section 2.2(c) and (ii) Seller shall pay to Williams an amount equal to the lesser of (x) any actual damages Williams suffers or incurs after December 31, 2001 as the result of Williams' reliance upon the delivery by such date of Facility Capacity, Ancillary Services and Fuel Conversion Services hereunder, to the extent said damages cannot be mitigated fully, and (y) $3.0 million. Seller agrees that the damages Williams may suffer under these circumstances will be any and all reasonable costs incurred by Williams in excess of costs that would have been incurred had the Commercial Operation Date occurred on or before June 30, 2001.


        (c) In the event Seller qualifies for the Free Extension Option or elects the First Paid Extension Option, if the Commercial Operation Date has not occurred by December 31, 2001, (the "Final CO Date") for any reason whatsoever (other than as a result of an Interconnect Delay or any act or failure to act by Williams or an Affiliate of Williams, where such action is required under this Agreement), including without limitation the continued existence of or delay caused by a Force Majeure event affecting Seller, Williams shall (notwithstanding anything contained in this Agreement or otherwise to the contrary) have the absolute right to terminate this Agreement upon written notice to Seller without any liability or responsibility, provided, however, that notwithstanding the preceding provisions of this sentence, Seller shall have the right to extend the Final CO Date to and including December 31, 2002 by giving Williams written notice of the estimated extension required no later than October 31, 2001 and paying to Williams the amount of [*]/Day for each of the first 60 Days beyond December 31, 2001, [*]/Day for each Day of delay between and including 61 and 120 Days after December 31, 2001; and [*]/Day for each Day of delay between and including 121 and 360 Days after December 31, 2001 (the "Second Paid Extension Option"). At the end of each month during such extension period Seller
                                       14
shall calculate the amounts owed to Williams under the terms of this Section 2.2(c) for such month and shall pay such amounts to Williams within ten (10) Days after the end of such month.


        (d) In the event that Seller elects the Second Paid Extension Option and the Commercial Operation Date does not occur by December 31, 2002 for any reason whatsoever (other than as a result of an Interconnect Delay or any act or failure to act by Williams or an Affiliate of Williams, where such action is required under this Agreement), including without limitation the continued existence of or delay caused by a Force Majeure event affecting Seller, Williams shall (notwithstanding anything contained in this Agreement or otherwise to the contrary) have the absolute right to terminate this Agreement upon five (5) Days written notice to Seller without any liability or responsibility.

                                   ARTICLE III

                   PURCHASE AND SALE OF CAPACITY AND SERVICES

         SECTION 3.1

         Subject to the terms and conditions set forth in this Agreement, during the Term, commencing with the Commercial Operation Date, Seller shall sell and make available to Williams on an exclusive basis, and Williams shall purchase and pay for, the Facility Capacity and Ancillary Services. In the event that it is demonstrated during Initial Start-Up Testing, or a subsequent demonstration of capacity for PJM purposes, that the capacity of the Facility is greater than 720 MW (excluding any power augmentation requested by Williams), this Agreement and Appendix 1 to this Agreement shall be amended to reflect the sale of such additional capacity to Williams as mutually agreed to by the Parties. In the event Seller increases the amount of capacity located on the Site, but such additional capacity is not part of the Facility (the "Expansion Capacity"), Seller agrees to negotiate a separate purchase agreement for such Expansion Capacity with Williams. In the event Seller and Williams cannot mutually agree to the terms and conditions of such separate purchase agreement within one hundred twenty (120) Days of Seller's notifying Williams of its intent to construct such Expansion Capacity, Seller shall have the right to sell such Expansion Capacity to a third party or parties including into the PJM market.

         SECTION 3.2

         Subject to the terms and conditions set forth in this Agreement, during the Term, commencing with the Commercial Operation Date, Seller shall perform for Williams on an exclusive basis, and Williams shall purchase and pay for, Fuel Conversion Services.

         SECTION 3.3

         Within fifteen (15) Days after the Execution Date, Seller shall deliver to Williams information with respect to the payments required by Seller associated with power augmentation (the "PA Information"). At the request of Williams made by written notice to Seller no later than seven (7) Days after Seller's delivery to Williams of the PA Information, which notice shall specify Williams' agreement to such payments, Seller shall exercise its option with its construction contractor to modify the Facility as necessary to provide for power augmentation of between [*], provided that Seller's obligations to make such modifications shall be subject to receipt of all necessary permits and approvals, including modification of existing Facility air and water permits, which Seller shall use its commercially reasonable efforts to obtain.

                                   ARTICLE IV

                       FUEL CONVERSION AND OTHER SERVICES

         SECTION 4.1

         As instructed by Seller, Williams shall deliver or cause to be delivered to Seller at the Gas Delivery Point and Oil Delivery Point on an exclusive basis all quantities of Natural Gas and Fuel Oil, respectively, as required by Seller (i) to generate Net Electric Energy and/or Ancillary Services, (ii) to perform Start-Ups, (iii) to perform Shutdowns, and (iv) to operate the Facility during any period other than a Start-Up, Shutdown or Dispatch Period for any reason. Williams shall at all times retain title to all quantities of Natural Gas and Fuel Oil delivered pursuant to clauses (i) - (iii) of this Section 4.1, and title to Natural Gas and Fuel Oil delivered pursuant to clause (iv) of this Section 4.1 shall transfer to Seller at the Gas Delivery Point and Oil Delivery Point, respectively.

         SECTION 4.2

         Williams shall be responsible for the construction of all Natural Gas interconnection and delivery facilities necessary for delivery of Natural Gas up to and including the Gas Delivery Point (including the Gas Metering Equipment but excluding compressors ("Gas Interconnection Facilities") and shall use all commercially reasonable efforts to expeditiously construct or contract for the expeditious construction of such Gas Interconnection Facilities in order to make Natural Gas available to Seller at the Gas Delivery Point no later than two-hundred eighty (280) Days prior to the Anticipated Commercial Operation Date. In the event that such Gas Interconnection Facilities have not been constructed and/or Williams is unable for any reason to deliver Natural Gas to the Facility by the date that the Facility would otherwise be prepared to begin Initial Start-Up Testing (the "Start-Up Testing Date"), and but for the failure to provide such Natural Gas the Facility is otherwise ready, or would otherwise have been ready, to begin such testing (as reasonably determined by a Third Party Engineer chosen in accordance with the provisions of this Agreement), then Williams shall commence making payments to Seller during each Day of such delay beginning on the Start-Up Testing Date and continuing until the date that Natural Gas is delivered to the Facility for Initial Start-Up Testing, in an amount equal to one-thirtieth of the applicable Total Fixed Payment (assuming a Facility Capacity of 655 MW). Upon the expiration of this Agreement or any termination of this Agreement as the result of a Williams' event of default thereunder, Seller shall have the right to purchase the Gas Interconnection Facilities from Williams, free and clear of all liens and encumbrances, for an amount equal to the depreciated net book value of such Gas Interconnection Facilities, or in the event that Williams does not own such Gas Interconnection Facilities, Williams shall assign to Seller all of its rights to transportation services using such Gas Interconnection Facilities, free and clear of any obligations of Williams to the transportation services provider incurred or arising prior to the date of such assignment.

         SECTION 4.3

         Williams shall be responsible for the cost of procurement and installation of the Oil Metering Equipment. Except as provided in Section 4.4, Williams shall be solely responsible for all costs and expenses related to the supply and transportation of Natural Gas and Fuel Oil to the Gas Delivery Point and Oil Delivery Point, respectively. Except as provided in Section 4.4, Seller shall be responsible for all costs and expenses related to the transportation of Natural Gas and Fuel Oil at and from the Gas Delivery Point and Oil Delivery Point to the Facility.

         SECTION 4.4

         At the request of Seller, instead of delivering Fuel Oil to the applicable Oil Delivery Point, Williams shall deliver or cause to be delivered such quantities of Fuel Oil as requested by Seller to any off-site storage facility approved by Williams and delivery thereto shall be deemed delivery to the Oil Delivery Point. Williams shall be responsible for all costs and expenses related to the delivery of Fuel Oil to the off-site storage facility. Seller shall be responsible for all costs and expenses related to the transportation of such delivered Fuel Oil from the off-site storage facility to the Facility.

         SECTION 4.5

         Seller shall be responsible for the installation, operation and maintenance at the Site, at Seller's sole cost and expense, of Fuel Oil storage tank(s) with reasonable offloading capability to be mutually agreed to by the Parties (to the extent consistent with Seller's environmental and other permits) and capable of storing a volume of usable Fuel Oil sufficient to operate the

Facility at maximum Facility Capacity output for two (2) continuous Days; provided that Williams shall be responsible for the cost of maintenance of the Fuel Oil inventory in such tank(s), including the cost of all necessary fuel additives. Seller shall periodically test such tank(s) and notify Williams when any action is necessary to maintain Fuel Oil in the storage tank(s) in compliance with the specifications set forth in Appendix 8 to this Agreement. Seller shall be reimbursed by Williams for Seller's reasonable costs and expenses incurred pursuant to the immediately preceding sentence.

         SECTION 4.6

         Seller shall not be obligated to operate the Facility on Fuel Oil for more than the Operating Hour equivalent of thirty-one (31) Days per year.

         SECTION 4.7

         Seller agrees to provide reasonable access to the Site to Williams and/or its contractors and gas transportation providers for the purpose of their construction of the Gas Interconnection Facilities and to take such other action as may be reasonable necessary for such facilities to be constructed and connected to the Facility.

                                    ARTICLE V

                                     PRICING

         SECTION 5.1

         Beginning with the date of initial delivery of Net Electric Energy from Seller to Williams and up to the Commercial Operation Date, and during any period when there is a demonstration of Facility Capacity pursuant to Section
9.6 hereof during a period other than a Dispatch Period, or any other Facility test operation during a period other than a Dispatch Period, Williams will sell to Seller the Natural Gas delivered pursuant to Section 4.1(iv) [*] and Seller will sell at the Electric Delivery Point any available Net Electric Energy to Williams at ninety (90) percent of the Energy Market Clearing Price.

         SECTION 5.2

         For each month of the Term after the Commercial Operation Date, Williams shall pay Seller for Facility Capacity, Ancillary Services and Fuel Conversion Services at the applicable rates set forth in Appendix 1 to this Agreement.

                                   ARTICLE VI

                               PROJECT DEVELOPMENT

         SECTION 6.1

         The Facility shall be located at the Site, provided that in the event Seller is unable to obtain all required permits and approvals for such Site within one (1) year after the Execution Date, the Parties shall in good faith seek to identify a mutually agreeable alternative site within the PJM region to be acquired by Seller as a location for the Facility and provided further that if such alternate site is not agreed to by the Parties within an additional one
(1) year period, this Agreement will terminate with no further liability to either Party.

         SECTION 6.2

         Seller shall furnish to Williams, for information purposes only, updated quarterly (on a calendar year basis) schedules and status reports showing and describing the progress of the engineering, permitting, purchasing and construction of the Facility. The receipt and/or review by Williams of any such schedules submitted by Seller shall not be asserted or construed by Seller at any time to be (i) Williams' endorsement or approval of the schedules, (ii) Williams' endorsement or approval of the design of the Facility or its appurtenant equipment (iii) Williams' assumption of any responsibility for the Facility or its appurtenant equipment and/or (iv) any waiver of any obligation of Seller under this Agreement. Williams shall furnish Seller with updated quarterly (on a calendar year basis) schedule and station reports showing and describing the progress of the engineering, permitting and construction of the Gas Interconnection Facilities. The updated schedules and reports provided by the Parties pursuant to this Section 6.2 shall include, in reasonably sufficient detail, explanations of any delays in meeting scheduled dates for commencement or completion of any listed item.

         SECTION 6.3

         Seller shall provide to Williams not later than ten (10) Days after the completion of Initial Start-Up Testing, pertinent written data substantiating the Facility's capability to provide Facility Capacity. Seller shall provide to Williams no later than thirty (30) Days prior to the Commercial Operation Date written data based on design calculations depicting the Facility's Temperature

Adjusted Facility Capacity and Temperature Adjusted Unit Capacity as a function of temperature between -20 and 100 degrees Fahrenheit, to the extent such information is reasonably available from the Facility equipment manufacturer for such range. Such written data shall be adjusted by the Parties, as necessary, based upon actual performance of the Facility during normal operations subsequent to the Commercial Operation Date.

         SECTION 6.4

         Seller shall, at its own cost and expense, obtain as and when required all approvals, permits, licenses and other authorizations from governmental authorities as may be required for it to construct, operate and maintain the Facility, the Interconnection Facilities and Protective Gas Apparatus and to perform its obligations hereunder and, during the term hereof, Seller shall obtain all such additional governmental approvals, permits, licenses and authorizations as may be required with respect to the Facility as soon as practicable.

                                   ARTICLE VII

                 INITIAL START-UP TESTING; COMMERCIAL OPERATION

         SECTION 7.1

         Seller shall provide to Williams (i) written notice, at least thirty
(30) Days in advance, of the expected Commercial Operation Date, and (ii) a copy of the notice of Commercial Operation within five (5) Days after the Commercial Operation Date. Williams shall have the right to be present at Initial Start-Up Testing of the Facility.

         SECTION 7.2

         The receipt and/or review by Williams of any plans or specifications submitted by Seller under this Agreement shall not be asserted or construed by Seller at any time to be (i) Williams' endorsement or approval of the design of the Facility or its appurtenant equipment, (ii) Williams' assumption of any responsibility for the Facility or its appurtenant equipment and/or (iii) any waiver of any obligation of Seller under this Agreement.

                                  ARTICLE VIII

                     INTERCONNECTION AND METERING EQUIPMENT

         SECTION 8.1

         At its sole cost and expense, Seller shall own and design, construct, install and maintain, or be responsible for the design, construction, installation and maintenance of the Facility, the Interconnection Facilities and Protective Gas Apparatus needed to generate and deliver Net Electric Energy and/or Ancillary Services to the Electric Delivery Point in order to fulfill its obligations as specified herein, including all Interconnection Facilities and Protective Gas Apparatus that may be located at any switchyard and/or substation to be built at the Facility. Not later than ninety (90) Days after the Execution Date, Seller shall prepare and submit to Williams a preliminary one-line interconnection diagram depicting the Electric Delivery Point, which diagram shall be incorporated by reference herein as Appendix 4.B. The Facility, Interconnection Facilities and Protective Gas Apparatus shall be designed, constructed and completed in a good and workmanlike manner and in accordance with Accepted Electrical Practices (with respect to the Facility and Interconnection Facilities) or in accordance with standard gas industry practices (with respect to Protective Gas Apparatus), such that the expected useful life of the Facility, the Interconnection Facilities and Protective Gas Apparatus shall be not less than the Term of this Agreement.

         SECTION 8.2

         Seller shall be solely responsible for the negotiation and execution of an interconnection agreement with the Host Utility (the "Interconnection Agreement") pursuant to which the Host Utility will own and be responsible for the Electric Metering Equipment and the design, installation, construction and maintenance of the electrical facilities and protective apparatus, including any transmission equipment and related facilities, necessary to interconnect the Host Utility's electrical system with the Facility at the Electric Delivery Point. Seller shall provide Williams with a copy of the Interconnection Agreement no later than thirty (30) Days after the execution of such agreement with the Host Utility. Williams shall reimburse Seller for the reasonable Host Utility costs (i.e., transmission facility upgrades, Host Utility protective apparatus and other equipment, Host Utility electric meters, and Host Utility costs for PJM and other required interconnection related studies) incurred, or to be reimbursed, by Seller under the Interconnection Agreement up to a maximum amount of [*]; provided that Seller shall use its commercially reasonable efforts to limit its cost reimbursement obligations under the Interconnection Agreement to the lowest feasible levels. Seller shall use commercially reasonable efforts to include in such Interconnection Agreement provisions allowing Seller and Williams to receive electronic signals from the Electric Metering Equipment.

In the event that Seller is not able to include such provisions in the Interconnection Agreement, Seller shall install back-up electric meters with such capability and Williams shall reimburse Seller for the reasonable costs of such meters.

         SECTION 8.3

         Williams shall be responsible for the installation, maintenance and testing of the Gas Metering Equipment (to the extent not otherwise installed, maintained and tested by the supplier of gas transportation services) and Oil Metering Equipment, as reasonably approved by Seller. Williams and Seller shall have the right to receive electronic signals from each such meters to the extent commercially feasible.

         SECTION 8.4

         All Electric Metering Equipment, Gas Metering Equipment and Oil Metering Equipment, whether owned by Seller or by a third party, shall be operated, maintained and tested in accordance with Accepted Electrical Practices, in the case of the Electric Metering Equipment, and in accordance with applicable industry standards, in the case of the Gas Metering Equipment and Oil Metering Equipment.

         SECTION 8.5

         Williams at its sole cost and expense shall inspect and calibrate, or cause to be inspected and calibrated, all Gas Metering Equipment and Oil Metering Equipment periodically, but not less frequently than annually. In addition, either Party from time to time with reasonable advance notice to the other Party may request that the Gas Metering Equipment and/or Oil Metering Equipment be tested. When any test shall show a measurement error of more than
(i) in the case of Gas Metering Equipment, two percent (2%) or such lower percentage as may be established by applicable tariff, or (ii) in the case of Oil Metering Equipment, two percent (2%), correction shall be made for the period during which the measurement instruments were in error, first, by using the registration of Seller's check meter, if installed and registering accurately; if no check meter is installed and registering accurately, or if the period cannot be ascertained, correction shall be made for one-half (1/2) of the period elapsed since the date of the last test of such meter; and such meter shall be adjusted immediately to measure accurately. In the event that any test requested by a Party pursuant to the second sentence of this Section 8.5 shows a measurement error as set forth above, the owner of the tested equipment shall pay for such test and calibration. In the event that no such error is shown, the Party requesting such test shall pay for such test.

                                   ARTICLE IX

                               OPERATION; DISPATCH

         SECTION 9.1

         The Facility, the Interconnection Facilities and the Protective Gas Apparatus shall be operated in accordance with Accepted Electrical Practices and applicable requirements and guidelines reasonably adopted by the Host Utility from time to time and applied consistently to the Host Utility's electric generating facilities (with respect to the Facility and Interconnection Facilities) or in accordance with standard gas industry practices (with respect to Protective Gas Apparatus). In the event of a conflict between the terms and conditions of this Agreement and Host Utility requirements, the Host Utility requirements shall control.

         SECTION 9.2

         Seller shall operate the Facility in parallel with the Host Utility's electrical system with governor control and the Net Electric Energy to be delivered by Seller under this Agreement shall be three-phase, 60 hertz, alternating current at a nominal voltage acceptable to the Host Utility at the Electric Delivery Point, shall not adversely affect the voltage, frequency, waveshape or Power Factor of power at the Electric Delivery Point and shall be delivered to the Electric Delivery Point in a manner acceptable to the Host Utility.

         SECTION 9.3

         (a) Notwithstanding anything contained in this Agreement to the contrary, the Host Utility shall have the right to require Seller to disconnect the Facility from the Host Utility's electrical system (or otherwise curtail, interrupt or reduce deliveries of Net Electric Energy) whenever the Host Utility reasonably determines that such a disconnection, curtailment, interruption or reduction is necessary to facilitate construction, installation, maintenance, repair, replacement or inspection of any of the Host Utility's or Seller's facilities or equipment; to maintain the safety and reliability of the Host Utility's electrical system; or due to Emergencies, Forced Outages, potential overloading of the Host Utility's transmission and/or distribution circuits or Force Majeure. When the Host Utility disconnects the Facility for any of the reasons described above, Williams shall not be responsible for any costs incurred by Seller due to such disconnection. Notwithstanding any other provision of this Agreement to the contrary, Williams shall, in the event the Facility has been disconnected for any of the reasons described above, continue to be obligated to make Total Fixed Payments pursuant to Appendix 1 of this Agreement (assuming that the Facility Capacity would have been the same during such period as it was during the last Dispatch Period prior to such disconnection in which the entire Facility was

Dispatched unless immediately prior to such disconnection the Facility was in a Partial or Total Forced Outage in which event the Facility Capacity for purposes of this provision shall reflect such outage) until the later of (a) twenty-four (24) hours after the occurrence of such disconnection of the Facility by the Host Utility or (b) for so long as Williams is, or could be, able to sell such Facility Capacity into the PJM market or through PJM to a third party, but in the case of this clause (b) Williams shall only be required to pay Seller the amount PJM does, or would be willing to, pay Williams for such Facility Capacity, or to the extent Williams can demonstrate to Seller's reasonable satisfaction receipt by a third party of a lessor amount for such Facility Capacity, then such lessor amount; provided, however, that a failure of Williams (or a purchaser of the Facility Capacity from Williams) to have or to maintain any transmission service necessary for the Facility Capacity to be sold into or through PJM or a third party shall not limit Williams' obligations to make Total Fixed Payments under this Agreement.

         (b) Seller shall use commercially reasonable efforts to correct promptly any condition at the Facility which necessitates the disconnection of the Facility from the Host Utility's electrical system or the reduction, curtailment or interruption of electrical output of the Facility.

         SECTION 9.4

         (a) When Dispatched by Williams, Seller shall operate the Facility and each Unit with Automatic Regulation equipment in service.

         (b) Seller shall provide to Williams response rates greater than the 5 MW/minute minimum criteria for Automatic Regulation, when such faster response rates are within the equipment supplier's operating guidelines and the Facility control systems are technically sufficient for such faster response rates.

         (c) Automatic Regulation limits for the Facility shall be established during Initial Start-Up Testing and shall be consistent with manufacturer's recommendations.

         SECTION 9.5

         (a) Williams shall at all times have the exclusive right to utilize the Net Electric Energy and Ancillary Services associated with the Temperature Adjusted Facility Capacity, subject to the terms and conditions specified herein.

         (b) Williams shall have the exclusive right to Schedule the operation of the Facility or a Unit in accordance with the provisions of this Agreement; provided, however, that such scheduling shall be consistent with the design limitations of the Facility, applicable law, regulations and permits, and manufacturers' reasonable recommendations for operating limits with respect to the Facility and major components thereof.

         (c) Williams, in the absence of an Emergency, shall not Schedule a Dispatch Period of less than eight (8) hours unless the Facility was operated (or was requested to so operate) within the twelve (12) hours prior to the requested Dispatch Period.

         (d) When a Dispatch Period will involve a Start-Up of the Facility, Williams shall provide Seller, in the absence of an Emergency, with at least the advance notice of a Dispatch Period consistent with the Start-Up Notification Lead Time and such Dispatch Period shall begin after the applicable Allocated Start-Up Duration. When a Dispatch Period, including revisions to a previously Scheduled Dispatch Period, does not involve a Start-Up of the Facility, Williams, in the absence of an Emergency, shall provide Seller, with at least sixty (60) minutes advance notice of such Dispatch Period or revised Dispatch Period.

         (e) At any time the Facility or a Unit is in a Dispatch Period, the Facility or such Unit shall be run at Temperature Adjusted Facility Capacity or Temperature Adjusted Unit Capacity as the case may be, and Williams shall take all of the Net Electric Energy, provided that the Host Utility is capable of accepting such Net Electric Energy.

         (f) Seller shall no later than [*] after Seller's receipt of a Dispatch Notice notify Williams of the Facility's expected availability during the Dispatch Period identified in such Dispatch Notice. To the extent Seller does not notify Williams within such [*] period, the Facility shall be deemed Fully Available.

         SECTION 9.6

         During Initial Start-Up Testing and up to two times each year thereafter, Seller shall demonstrate, in accordance with the then-applicable criteria of PJM (or the most recent such criteria if current PJM criteria no longer exist), applicable generally to independent power and utility generating facilities in PJM of similar technology, the capability of the Facility to produce and maintain, as required for such demonstration, the Facility Capacity. The demonstration of Facility Capacity shall be scheduled by Seller and consistent with PJM requirements. Seller shall be responsible for all costs it incurs in connection with the demonstration of Facility Capacity; provided, however, that Seller shall have no obligation to obtain or maintain any transmission service beyond the Electric Delivery Point that may be required for such demonstration of Facility Capacity, such transmission service being the sole responsibility of Williams for purposes of this Agreement.

         SECTION 9.7

         Williams shall have no right to require operation of the Facility except in Combined Cycle Mode, unless otherwise mutually agreed to by the Parties.

         SECTION 9.8

         The Facility shall be capable of being Scheduled for operation on either Natural Gas or Fuel Oil and if the Facility is capable of switching fuel during a Dispatch Period Williams may in its discretion (subject to the availability of such fuel from Williams) direct Seller to switch such fuel. Seller shall be responsible for licensing and permitting the Facility to allow it to operate on Fuel Oil for at least the Operating Hour equivalent of [*] Days per Contract Year with the total output equivalent to twenty-four (24) hour per Day operation at Facility Capacity unless these standards cannot be satisfied in a commercially reasonable manner or Seller's permits as issued do not allow such operation.

         SECTION 9.9

         In the event Seller or an Affiliate does not directly operate the Facility, Seller shall, prior to the Commercial Operation Date, enter into, and during the Term hereof shall maintain in effect, an agreement with a reputable firm or firms providing for the operation and maintenance of the Facility pursuant to the terms and conditions of this Agreement at all times during the Term of this Agreement. The choice of such firm by Seller shall be subject to the prior review and acceptance by Williams which acceptance shall not be unreasonably withheld or delayed; provided that it shall not be unreasonable for Williams to withhold such acceptance if such operator is a FERC authorized power marketer or an Affiliate of such an entity. Seller shall provide Williams with a copy of such agreement and all amendments and supplements thereto promptly after execution thereof.

                                    ARTICLE X

                                   MAINTENANCE

         SECTION 10.1

         (a) At all times during the Term of this Agreement, Seller shall, at its sole cost and expense, maintain the Facility, the Protective Gas Apparatus, and, consistent with the terms of the Interconnection Agreement, the Interconnection Facilities. Said maintenance shall be performed in accordance with Accepted Electrical Practices (with respect to the Facility and Interconnection Facilities) and with standard gas industry practices (with respect to Protective Gas Apparatus) and manufacturers' recommended maintenance procedures.

         SECTION 10.2

         Seller shall furnish to Williams, in writing, by no later than each February 15 following the Commercial Operation Date, a certificate together with supporting documentation demonstrating that Seller has performed or caused to be performed during the prior year all (i) manufacturer-recommended maintenance and testing of the Interconnection Facilities and Protective Gas Apparatus and (ii) maintenance of the Facility necessary for conformance with Accepted Electrical Practices. Seller shall provide Williams with at least thirty (30) Days prior written notice of any test of the Interconnection Facilities and Protective Gas Apparatus and, to extent consistent with the terms of the Interconnection Agreement, Williams personnel or its representatives may observe such testing.

         SECTION 10.3

         (a) Seller shall keep and maintain accurate and complete records for the Facility, including such information regarding operation and maintenance of the Facility and all associated equipment as is appropriate and consistent with Accepted Electrical Practices and standard gas industry practices. Seller shall make such records available to Williams for inspection and copying from time to time as Williams may reasonably request.

         (b) Seller shall maintain and classify outage statistics for the Facility in accordance with outage classification procedures adopted by PJM and shall supply such statistics to Williams upon Williams' reasonable request.

         SECTION 10.4

         (a) Williams shall furnish to Seller by the date which is three (3) months prior to the Anticipated Commercial Operation Date and by November 1 of each year following the Commercial Operation Date a forecast of the Dispatch of the Facility for the following three (3) calendar years in order to provide Seller with planning information to support Seller's scheduling of Planned Outages. Williams shall provide updates to the forecast in a timely manner if Williams' expectations of Facility Dispatch are revised.

         (b) Seller shall furnish Williams with an annual forecast no later than December 15 of each year, or such other time as may be necessary to be consistent with regional reliability planning procedures, setting forth the expected dates and anticipated duration of each Planned Outage for the succeeding thirty-six (36) months. Seller and Williams shall mutually agree on the scheduling of all Planned Outages. Any requested revision to a schedule for a previously approved Planned Outage or a need for a Planned Outage which arises after a submission of the most recent annual forecast shall be submitted by either Party to the other as soon as reasonably practicable, but in no event less than [*] in advance of the Planned Outage, provided however, that the [*} advance notice requirement for the request shall be waived if the Facility becomes unavailable due to a Force Majeure event within the [*] immediately preceding the Planned Outage. The non-requesting Party shall approve or reject said request within ten (10) Days of its receipt and, if it rejects said request shall propose an alternate schedule with dates as close in time as practicable to the dates originally proposed. Except as set forth in the last sentence of this Section 10.4(b), neither Party shall unreasonably withhold or delay its approval of any requested revision(s) to the previously established Planned Outage schedule. Any reasonable costs associated with a change requested by Williams to the previously established Planned Outage schedule shall be agreed to and allocated by the Parties at the time of Seller's consideration of Williams' requested change. Planned major maintenance shall normally be scheduled as a Planned Outage. Williams shall have no right to require Seller to change the time of a previously scheduled Planned Outage if, in the reasonable judgment of Seller, said change is imminently likely to cause significant physical damage to the Facility and/or appurtenant equipment.

         (c) Seller shall notify Williams of Seller's intent to remove the Facility from service for maintenance and its intent to return the Facility to service following the completion of maintenance. Seller shall coordinate the scheduling of all Maintenance Outages with Williams.

         (d) Seller shall also notify Williams as soon as possible concerning the cause and anticipated duration of any Maintenance Outage or Forced Outage.

         SECTION 10.5

         Seller shall have full and complete responsibility for and control over maintenance of the Facility, the Interconnection Facilities and Protective Gas Apparatus except for the Parties' rights to test Electric Metering Equipment, Gas Metering Equipment and Oil Metering Equipment.

                                   ARTICLE XI

                      METERING, BILLING, PAYMENT AND TAXES

         SECTION 11.1

         Net Electric Energy delivered by Seller to Williams shall be metered at the Electric Delivery Point, using the Host Utility's Electric Metering Equipment on an hour-by-hour basis, or such shorter intervals as may be necessary to implement this Agreement, are technically feasible using such metering equipment, and are agreed to by the Host Utility. It is the assumption of the Parties that the Host Utility will agree to own the electric meters at the Electric Delivery Point and to provide the necessary metering services. In the event the Host Utility elects not to do so, the Parties will amend this Agreement to reflect that Williams shall own the electric meters at the Electric Delivery Point and shall provide the necessary metering services, provided, however, that Seller shall have the right to install check meters for auditing purposes.

         SECTION 11.2

         (a) Seller shall provide to Williams a monthly statement using the Host Utility's meters, or back-up Electric Metering Equipment installed by Seller in the event that the Host Utility's electric meters are not functional, not later than thirty (30) calendar Days after the end of each Billing Month, unless such thirtieth (30th) Day is not a Business Day. If such thirtieth (30th) Day is not a Business Day, Seller shall provide the statement on the next succeeding Business Day. Such statement shall set forth the amount of Net Electric Energy delivered by Seller to Williams in each hour and Seller's computation of the amount due from Williams to Seller and such other amounts as may then be due and payable by Williams to Seller hereunder. Williams shall pay Seller the net amount shown to be due to Seller on the monthly statement by wire transfer to an account specified by Seller not later than ten (10) calendar Days following Williams' receipt of the monthly statement, unless such tenth (10th) Day is not a Business Day. If such tenth (10th) Day is not a Business Day, Williams shall render payment on the next Business Day. All said payments shall be deemed to be made when such wire transfer is received by Seller. Overdue payments shall accrue interest from, and including, the due date to, but excluding, the date of payment at the Late Payment Interest Rate. If either Party, in good faith, disputes a monthly statement, such Party shall provide to the other Party a written explanation of the basis for the dispute and shall make payment of the portion of such monthly statement not disputed no later than the due date. To the extent any disputed amount is later determined to be properly due and payable, it shall be paid within ten (10) Days of such determination, together with interest accrued at the Late Payment Interest Rate from the due date to the date payment is made, if made within ten (10) Days of such determination, and if not paid within ten (10) Days of such determination, together with interest accrued after such ten (10)

Days period to the date payment is made at the Late Payment Interest Rate plus one (1) percent per annum. If a Party does not receive written notice of an objection by the other Party to a monthly statement within ninety (90) days of receipt thereof by such Party, such monthly statement shall be deemed conclusive and binding absent manifest error.

         (b) In the event adjustments or corrections to monthly statements are required as a result of inaccurate Electric Metering Equipment, Gas Metering Equipment or Oil Metering Equipment or other errors in computation or billing, the Parties shall promptly recompute amounts due from or to each other hereunder during the period of inaccuracy and otherwise correct any errors in such monthly statement. If the total amount, as recomputed, due from a Party for the period of inaccuracy varies from the total amount due as previously computed, the payment of the previously computed amount has been made, the difference shall be paid to the Party entitled to it within ten (10) Days after correction of the erroneous invoice(s).

         (c) Each Party has the right, at its sole expense, upon reasonable notice and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If requested, a Party shall provide to the other Party statements evidencing the amounts of Net Electric Energy or the quantities of Natural Gas or Fuel Oil delivered at the Fuel Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be promptly made and shall bear interest calculated at the Late Payment Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of two years from the rendition thereof; and provided further that this Section 11.2(c) will survive any termination of the Agreement for a period of two (2) years from the date of such termination for the purpose of such statement and payment objections.

         (d) Seller shall give reasonable notice to Williams of the time when any Electric Metering Equipment test or back-up Electric Metering Equipment test shall take place, and Williams may have representatives present during such test(s). To the extent practicable, Seller shall provide at least twenty-four
(24) hours notice to Williams prior to any test it or the Host Utility may perform on any Electric Metering Equipment or back-up electric metering equipment.

         (e) If the Host Utility Electric Metering Equipment fails to register, or if the measurement made by said meter during a test varies by more than one-half percent (0.5%) (i.e., varies by more than one-half percent (0.5%) either above or below the measurement made by the standard meter used in the test), an adjustment in payments to Seller or credits to Williams shall be made utilizing the back-up electric meter provided it meets the 0.5% accuracy requirement stated above, for the actual period during which inaccurate measurements were made if the period can be reasonably determined or, if the period of the inaccuracy cannot be reasonably determined, for no more than one-half the period since the last meter test.

         (f) If, at any time, both the primary and back-up Electric Metering Equipment fail to register, or the registration thereof becomes so erratic as to be meaningless (i.e., the recording of the measurement is obviously in error), the Net Electric Energy delivered to Williams shall be determined from the best information available, including, but not limited to, Seller's additional electric meters and operator's logs.

         SECTION 11.3


         (a) Williams shall be entitled (i) to an annual Fuel Conversion
Volume Rebate ("FCVR"), calculated by Seller in accordance with Section II.A.3. of Appendix 1 to this Agreement, and (ii) Non-Dispatch Payments, to the extent such payments are due, as defined in and calculated by Seller in accordance with
Section V.E of Appendix 1 to this Agreement. All FCVR payments and Non-Dispatch Payments shall be distributed to Williams prior only to distributions to holders of equity interest in Seller. FCVR payments shall be paid to Williams within thirty (30) Days after the end of the Contract Year in which such payments have been earned and Non-Dispatch Payments shall be paid to Williams within twenty
(20) Days after the end of the month on which a payment obligation arises.
FCVR payments and any Non-Dispatch Payments owed to Williams and not paid when due shall be paid, together with interest thereon at the Late Payment Interest Rate, immediately when funds become available to Seller and prior to any distribution to holders of equity interests in Seller. Seller represents and warrants that its financing documents will contain provisions that give effect to the foregoing provisions, and Seller covenants that none of such provisions in its financing documents will be amended, modified, waived or terminated without the prior written consent of Williams.



         (b) (a) Seller represents and warrants that its financing documents will require Seller to maintain a separate account with a trustee for its Lenders into which Seller must deposit on a quarterly or more frequent basis, from cash flow generated by Seller, after deposits of amounts into the Major Maintenance Reserve Account established pursuant to Seller's financing documents, but prior to distributions to Seller or its members, a pro rata amount of the maximum FCVR amount that Operator may earn for the then current year. Amounts held in such account shall be used to pay, to the extent owed, the FCVR (provided that if there shall be insufficient funds in such account to pay the full-amount of any FCVR then owed, Seller shall not be relieved of its obligation to pay such FCVR). Seller covenants that the foregoing provisions in its financing documents will not be amended, modified, waived or terminated without the prior written consent of Williams.

         SECTION 11.4

         Except as otherwise specified in this Agreement, including Appendix 1 hereto, each Party shall have the right to set off against any and all amounts owed by it under this Agreement past due amounts owed to it under this Agreement by the other Party.

         SECTION 11.5

         The Parties shall each keep and maintain accurate and detailed records relating to the delivery of Net Electric Energy made under this Agreement, and the Facility's fuel consumption for a period of not less than two (2) years, unless a longer period is required by law, regulation or PJM policy. Such records shall be made available for inspection by either Party or any governmental agency having jurisdiction with respect thereto during normal business hours upon reasonable notice.

         SECTION 11.6

         (a) Seller shall cooperate in the maintenance and testing of all Gas Metering Equipment owned by Williams or third parties and Oil Metering Equipment owned by Williams or third parties as may be required to implement this Agreement. All Gas Metering Equipment and Oil Metering Equipment owned by Seller used to support billing under this Agreement shall be operated, maintained and tested by and/or on behalf of Seller in accordance with applicable industry standards. If, at any time, any Gas Metering Equipment and Oil Metering Equipment is out of service or fails to register, or the registration thereof becomes manifestly erroneous, the quantity of fuel delivered to the Facility shall be determined:

                  (i) by using the registration of any check meter(s) if installed and accurately registering or, in the absence of said check meter(s),

                  (ii) by correcting the error or the percentage of error if ascertainable by calibration, test or mathematical calculation or, in the absence of this subparagraph and subparagraph (i) above,

                  (iii) by estimating the quantity of receipts and deliveries during periods under similar conditions when the meter was registering accurately.

         (b) Each Party shall have the right to be present at the time of installing, reading, cleaning, changing, repairing, inspecting, testing, calibrating or adjusting performed in connection with Gas Metering Equipment and Oil Metering Equipment involved in billing and used in measuring or checking the measurement of receipts and deliveries, including any Gas Metering Equipment and Oil Metering Equipment involving the accurate measurement of the Natural Gas or Fuel Oil delivered to the Facility. The records from such Gas Metering Equipment and Oil

Metering Equipment shall be the property of Seller, but upon reasonable advance notice, Seller shall make available to Williams its records and charts relating to the Gas Metering Equipment and Oil Metering Equipment, together with calculations therefrom, for inspection and verification.

         SECTION 11.7

         Any costs of Seller required to be reimbursed by Williams pursuant to this Agreement, unless otherwise provided for in Appendix 1 to this Agreement, shall be reimbursed to Seller by Williams no later than thirty (30) Days after Seller provides to Williams an invoice with respect to such costs, together with reasonable supporting information.

         SECTION 11.8

         (a) The payments by Williams to Seller do not include reimbursement for, and Williams is liable for and shall pay, cause to be paid, or reimburse Seller if Seller has paid, all Taxes imposed on or with respect to Natural Gas or Fuel Oil or the use or consumption or transportation thereof (other than any of such Taxes for which Seller is liable under Section 11.9(b)) or on Net Electric Energy or the use and consumption thereof after the Electric Delivery Point. Williams shall indemnify, defend and hold harmless Seller from any liability for such Taxes.

         (b) The payments by Williams to Seller include full reimbursement for, and Seller shall be liable for and shall pay, or cause to be paid, or reimburse Williams if Williams has paid, all Taxes, except as provided in Sections 11.8(a) or 11.8(d), applicable to the sale of Facility Capacity and Ancillary Services, payments made to Seller in respect of the performance of Fuel Conversion Services, or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby, including all Taxes imposed on or with respect to the Facilities, the operation or control thereof, electric energy associated therewith and Natural Gas to which Seller takes title pursuant to Section 4.1(iv). If Williams is required to remit any Tax for which Seller is responsible, the amount shall be deducted from any sums due to Seller. Seller shall indemnify, defend and hold harmless Williams from any liability for such Taxes.

         (c) Either Party, upon written request of the other, shall provide a certificate of exemption or other reasonably satisfactory evidence of exemption if either Party is exempt from any Taxes, and shall use all reasonable efforts to obtain or maintain, or to enable the other Party to obtain or maintain, any exemption from or reduction of any Tax, whether currently available or becoming available in the future. Without limiting the generality of the foregoing, the Parties agree that, if beneficial to the efforts of either Party to obtain or maintain any exemption from or reduction of any Tax, whether currently available or becoming available in the future, the Parties will cooperate to restructure the transactions contemplated by this Agreement so as to enable either Party to obtain or maintain such exemption or reduction, as the case may be; provided, however, that any such restructuring shall not affect adversely the economic interests of either Party under this Agreement.


         (d) (i) Notwithstanding any other provision of this Agreement to the contrary, if (A) a New Tax is imposed and Williams or Seller would be responsible for such New Tax and (B) such New Tax is (x) imposed on or applicable to the transactions contemplated by this Agreement, including without limitation, the sale of Facility Capacity or the performance of Fuel Conversion Services, and not imposed on and generally applicable to the sale of capacity or the use of natural gas or fuel oil to generate electricity or to provide fuel conversion services in the State of Pennsylvania, Seller shall pay or cause to be paid, or reimburse Williams if Williams shall have paid, all such New Taxes and Seller shall indemnify, defend and hold harmless Williams from any liability for such New Taxes, or (y) imposed on and generally applicable of the sale of capacity or the use of natural gas to generate electricity or to provide fuel conversion services in the State of Pennsylvania, then Williams shall pay or cause to be paid, or reimburse Seller if Seller shall have paid, all such New Taxes and Williams shall indemnify, defend and hold harmless Seller from any liability for such New Taxes.


         (ii) If a New Tax is imposed and the Parties shall disagree as to whether such New Tax is described in Section 11.8(d)(i)(B)(x), on the one hand, or Section 11.8(d)(i)(B)(y), on the other, or if such New Tax is not described in either such clause, the characterization of such New Tax under Section 11.8(d)(i)(B)(x) or 11.8(d)(i)(B)(y) or the allocation of responsibility for such New Tax to one of, or between, the Parties shall be determined pursuant to
Section 12.3. The arbitrators selected pursuant to such section, in selecting the proposal most fairly resolving the Parties' disagreement, shall do so by selecting the proposal most fairly resolving the question consistent with the principles of this Section 11.8.

                                   ARTICLE XII

                               DISPUTE RESOLUTION
         SECTION 12.1

         (a) If Seller and Williams are in dispute with respect to any matter addressed in Sections 2.2, 4.2, Article X, Section 11.2 or 11.3 and Seller and Williams do not resolve the dispute within seven (7) Days of Seller or Williams notifying the other Party in writing of the existence of such dispute, a committee consisting of two officers of Seller and two officers of Williams shall meet and attempt in good faith to resolve such dispute. If such committee does not resolve the dispute within seven (7) Days following their initial meeting, then a single third party engineer (the "Third Party Engineer") shall be designated to consider and decide the issues raised by such dispute unless both Parties determine that further discussions by the committee are merited. The selection of such Third Party Engineer shall be made from the list of engineers set forth in Appendix 7 hereto (as supplemented or otherwise modified from time to time pursuant to paragraphs (e) and (f) below). In selecting the Third Party Engineer, each Party (starting with Seller for the first dispute and alternating between Seller and Williams for each dispute thereafter) shall alternate in deleting one name from the list of engineers until only one such engineer shall remain, which remaining engineer shall be the Third Party Engineer. The Third Party Engineer shall be designated from such list not later than the third (3rd) Business Day following the expiration of the second seven (7) Day period described above and such designation shall become effective on the third (3rd) Business Day following such designation. Within ten (10) Business Days of the effectiveness of the designation of a Third Party Engineer, each of Seller and Williams shall submit to the Third Party Engineer a notice (a "Position Notice") setting forth in detail such Party's position in respect of the issues in dispute. Such Position Notice shall include supporting documentation, if appropriate.

         (b) The Third Party Engineer shall complete all proceedings and issue its decision with regard to the issues in dispute as promptly as reasonably possible, but in any event within ten (10) Business Days of the date on which both Position Notices are submitted unless the Third Party Engineer reasonably determines that additional time is required in order to give adequate consideration to the issues raised. In such case the Third Party Engineer shall state in writing his reasons for believing that additional time is needed and shall specify the additional period required, which period shall not exceed ten
(10) Days without Seller's and Williams' agreement.

         (c) In resolving a dispute, the Third Party Engineer shall consider all facts and circumstances it deems reasonable given the nature of the dispute.

         (d) The Third Party Engineer shall choose either Seller's position or Williams' position as set forth in their respective Position Notices. If the Third Party Engineer determines that the position set forth in Seller's Position Notice is correct, it shall so state and shall state the appropriate actions to be taken by Williams. In such case, Williams shall promptly take such action. If the Third Party Engineer determines that the position set forth in Williams' Position Notice is correct, he shall so state and shall state the appropriate actions to be taken by Seller. In such case, Seller shall promptly take such actions. The decision of the Third Party Engineer shall be final and non-appealable. The Seller and Williams shall each bear one-half of all reasonable costs incurred by the Third Party Engineer in connection with a dispute under this Section 12.1.

         (e) The list of engineers referred to in paragraph (a) above shall contain qualified engineers with experience in the design, operation and maintenance of electric generating facilities. The initial such list shall be proposed by Seller no later than sixty (60) Days after the Execution Date and upon agreement of the Parties shall be incorporated into this Agreement as Appendix 7. A Party may at any time remove a particular engineer from the list by obtaining the other Party's reasonable consent to such removal. However, neither Party may remove a name or names from the list if such removal would leave the list without at least three
(3) names after giving effect to any concurrent addition of names pursuant to paragraph (f) below.

         (f) During January of each year, each of Seller and Williams shall review the current list of Third Party Engineers and give notice to the other of any proposed additions to the list and any intended deletions. Intended deletions shall automatically become effective thirty (30) Days after notice is received by the other Party unless written objection is made by the other Party within such thirty (30) Days and provided that such deletions do not leave the list without at least three (3) names after giving effect to any concurrent addition of names pursuant to this paragraph (f). Proposed additions to the list shall automatically become effective thirty (30) Days after notice is received by the other Party unless written objection is made by such other Party within thirty (30) Days. By mutual agreement between Seller and Williams, a new name or names may be added to the list of Third Party Engineers at any time.

         SECTION 12.2

         (a) Each of Seller and Williams shall designate in writing to the other Party from time to time a representative who shall be authorized to resolve any dispute relating to the subject matter of this Agreement not subject to the provisions of Section 12.1 and, unless otherwise expressly provided herein, to exercise the authority of such Party to make decisions by mutual agreement.

         (b) The Parties agree (i) to attempt to resolve all disputes arising hereunder promptly, equitably and in a good faith manner, and (ii) to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to any such dispute.

         (c) If any dispute is not resolved between the Parties pursuant to this
Section 12.2 within thirty (30) Days from the date on which a Party provided to the other Party a written notice of such dispute, then such dispute shall be settled exclusively and finally by arbitration in accordance with Section 12.3, except for technical disputes, as described in Section 12.1 above, which shall be resolved in accordance with that Section.

         SECTION 12.3

         (a) It is specifically understood and agreed that any dispute, controversy or claim under this Agreement that cannot be resolved between the Parties within the time period specified in Section 12.2(c), including any matter relating to the interpretation of this Agreement but excluding any matter to be submitted to the Third Party Engineer pursuant to Section 12.1, shall be submitted to arbitration irrespective of the magnitude thereof, the amount in dispute or whether such dispute would otherwise be considered justifiable or ripe for resolution by any court or arbitral tribunal.

                  (b) Each arbitration between the Parties shall be finally settled in Washington, D.C. conducted pursuant to the then applicable Commercial Arbitration Rules of the American Arbitration Association.

                  (c) The arbitration shall be conducted before a tribunal composed of three arbitrators. Each Party shall appoint an arbitrator, obtain its appointee's acceptance of such appointment and deliver written notification of such appointment and acceptance to the other Party within fifteen (15) Days after the expiration of the thirty (30) Day period specified in Section 12.2(c). The two Party-appointed arbitrators shall jointly appoint the third (who shall be the chairperson), obtain the acceptance of such appointment and deliver written notification of such appointment within fifteen (15) Days after their appointment and acceptance. The arbitrators shall have the power and authority to determine the arbitrability of any dispute arising under or relating to this Agreement or the subject matter hereof.

                  (d) Any arbitration commenced hereunder shall be completed within one-hundred twenty (120) Days of the appointment of the arbitral tribunal, absent agreement of the Parties to an extension of such period. The Parties shall be entitled to no discovery, provided, however, that the tribunal may permit document discovery upon a showing of good cause. All direct testimony shall be offered by way of affidavit. The Party submitting an affidavit shall make the affiant available for cross-examination before the tribunal. The Parties waive any claim to any damages in the nature of special, punitive, exemplary, consequential or statutory damages in excess of compensatory damages, and the tribunal is specifically divested of any power to award such damages. All decisions of the tribunal shall be pursuant to a majority vote. Any interim or final award shall be rendered by written decision. The judgment of the tribunal shall be final and binding (i.e., not subject to appeal) on the Parties. The Parties agree that a judgment upon any arbitration award may be entered by any court having jurisdiction thereof.

                  (e) If a Party fails to appoint its arbitrator within a period of fifteen (15) Days after receiving notice of the arbitration, or if the two arbitrators appointed cannot agree upon the third arbitrator within a period of fifteen (15) Days after appointment of the second arbitrator, then such arbitrator shall be appointed by the American Arbitration Association.

                  (f) No arbitrator shall be a past or present employee or agent of, or consultant or counsel to, either Party or any Affiliate of either Party, unless such restriction is waived in writing by the other Party.

                  (g) Each Party shall pay the costs of its designated arbitrator (or the arbitrator designated upon its failure to designate an arbitrator pursuant to Section 12.3(f)) and one-half of the costs of the third arbitrator and out-of-pocket third party costs and expenses of an arbitration under this Section 12.3.

         SECTION 12.4

         This Article XII shall survive the termination or expiration of this Agreement.

                                  ARTICLE XIII

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         SECTION 13.1

         Seller hereby represents, warrants and covenants as follows:

                  (a) Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

                  (b) Seller has all requisite power and authority to carry on the business to be conducted by it under this Agreement and to enter into and perform its obligations under this Agreement.

                  (c) The execution and delivery of this Agreement and the performance of Seller's obligations hereunder have been duly authorized by all necessary action on the part of Seller and do not and will not conflict with or result in a breach of Seller's certificate of formation or limited liability company agreement or any indenture, mortgage, other agreement or instrument or any statute or rule, regulation, order, judgment or decree of any judicial or administrative body to which Seller is a party or by which Seller or any of its properties is bound or subject.

                  (d) This Agreement is the valid and binding obligation of Seller, enforceable with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect that affect creditors' rights generally or by general principles of equity.

                  (e) Seller is in compliance with the material provisions of all laws which are applicable to it or its operations, non-compliance with which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement including, without limitation, Environmental Laws.

                  (f) There are no enforcement, clean-up, removal, mitigation or other governmental or regulatory actions, claims or proceedings, including but not limited to any proceedings relating to damage, contribution, cost recovery, compensation, loss or injury, pending or to Seller's knowledge threatened, under any Environmental Law affecting the Facility or the Site, which would reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

         SECTION 13.2

         Williams hereby represents, warrants and covenants as follows:

                  (a) Williams is a corporation duly organized and validly existing under the laws of the State of Delaware;

                  (b) Williams has all requisite power and authority to carry on the business to be conducted by it under this Agreement and to enter into and perform its obligations under this Agreement;

                  (c) The execution and delivery of this Agreement and the performance of Williams' obligations hereunder have been duly authorized by all necessary action on the part of Williams and do not and will not conflict with or result in a breach of Williams' charter documents or by-laws or any indenture, mortgage, other agreement or instrument of any statute or rule, regulation, order, judgment or decree of any judicial or administrative body to which Williams is a party or by which Williams or any of its Affiliates is bound or subject; and

                  (d) This Agreement is the valid and binding obligation of Williams, enforceable with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect that affect creditors' rights generally or by general principles of equity.

                  (e) Williams is in compliance with the material provisions of all laws which are applicable to it or its operations, non-compliance with which could reasonably be expected to have a material adverse effect on the ability of Williams to perform its obligations under this Agreement including, without limitation, Environmental Laws.

                                   ARTICLE XIV

                              LIABILITY; DEDICATION

         SECTION 14.1

         Nothing in this Agreement shall be construed to create any duty, standard of care or liability to any Person not a Party to this Agreement.

         SECTION 14.2

         Notwithstanding anything contained in this Agreement, except with respect to third party claims, in respect of which this Section 14.2 shall not apply, neither Party shall be liable to the other Party, its Affiliates, directors, officers, partners, agents, employees, successors or assigns, for claims for incidental, special, punitive, indirect or consequential damages of any nature arising out of, connected with or resulting from performance or nonperformance of this Agreement, including, without limitation, claims in the nature of lost revenues, income or profits (other than payments specifically provided for and properly due under this Agreement) or losses, damages or liabilities under any financing, lending or construction contracts, agreements or arrangements to which Seller may be party irrespective of whether such claims are based upon warranty, negligence, strict liability, contract, operation of law or otherwise. The provisions of this
Section 14.2 shall survive the termination or expiration of this Agreement.

         SECTION 14.3

         No undertaking by either Party under any provision of this Agreement shall constitute the dedication of that Party's electrical or gas reserves, system, equipment, or facilities, or any portion thereof, to the other Party or to the public.

                                   ARTICLE XV

                                    INDEMNITY

         SECTION 15.1

         Subject to the provisions of Section 15.2, each Party shall indemnify, hold harmless and defend the other Party, its Affiliates, directors, officers, partners, agents and employees from and against any and all loss, liability, damage, cost or expense, including damage and liability for bodily injury to or death of third Persons or damage to property of third Persons (collectively, "Loss"), to the extent arising out of, in connection with or resulting from the indemnifying Party's breach of any of the representations or warranties made in, or the indemnifying Party's failure to perform any of its obligations under, this Agreement, or the indemnifying Party's design, installation, construction, ownership, operation, repair, relocation, replacement, removal or maintenance of, or the failure of, any of such Party's equipment and/or facilities, including, but not limited to, the Interconnection Facilities, the Facility, Gas Interconnection Facilities and Protective Gas Apparatus and any Natural Gas or Fuel Oil facilities, and/or any appurtenances thereto, and any electric transmission facilities used in connection with this Agreement; provided, however, that neither Party shall have any indemnification obligations hereunder in respect of any Loss to the extent caused by such other Party's gross negligence, bad faith or willful misconduct. Each Party hereto shall furnish the other Party with written notification after such Party becomes aware of any event or circumstances, or the threat thereof, (but in no event later than ten
(10) Days prior to the time any response is required by law) which might give rise to such indemnification. At the indemnified Party's request, the indemnifying Party shall defend any suit asserting a claim covered by this indemnity and shall pay any and all costs and expenses (including reasonable attorney's fees and expenses) that may be incurred, including any and all costs and expenses which may be incurred by the indemnified Party, in enforcing this indemnity. The indemnified Party may, at its own expense, retain separate counsel and participate in the defense of any such suit or action.

         SECTION 15.2

         The indemnity in Section 15.1 shall apply to all claims against each Party including, but not limited to, all claims made or threatened by, or in the name of or on behalf of each Party's employees for personal injuries (including death) which arise in the course of their employment. Seller hereby waives any defense it may otherwise have under applicable workers' compensation laws.

         SECTION 15.3

         As between the Parties, Williams shall be deemed to be in exclusive possession and control (and responsible for any damages or injury resulting therefrom or caused thereby) of Natural Gas and Fuel Oil prior to the Fuel Delivery Points and the Net Electric Energy and Ancillary Services at and from the Electric Delivery Point, and Seller shall be deemed to be in exclusive possession and control (and responsible for any damages or injury resulting therefrom or caused thereby) of Natural Gas and Fuel Oil at and from the Fuel Delivery Points and the Net Electric Energy and Ancillary Services prior to the Electric Delivery Point. Risk of loss related to Natural Gas and Fuel Oil shall transfer from Williams to Seller at the applicable Fuel Delivery Point and risk of loss related to the Net Electric Energy and Ancillary Services shall transfer from Seller to Williams at the Electric Delivery Point. Williams shall indemnify, defend and hold harmless Seller from and against any Loss arising out of or in any way relating to Williams' possession or control of Natural Gas and Fuel Oil prior to the Fuel Delivery Points or its possession and control of the Net Electric Energy and Ancillary Services at and after the Electric Delivery Point, and Seller shall indemnify, defend and hold harmless Williams from and against any Loss arising out of or in any way relating to Seller's possession or control of Natural Gas and Fuel Oil at and from the Delivery Point or its possession and control of the Net Electric Energy and Ancillary Services prior to the Electric Delivery Point.

         SECTION 15.4

         The Parties expressly acknowledge and agree that this Article XV shall survive the termination or expiration of this Agreement.

                                   ARTICLE XVI

                                    INSURANCE

         SECTION 16.1

         Seller shall keep the Facility continuously insured against loss or damage in the amounts and for the risks that property of similar character is usually so insured by entities owning and operating like properties.

         SECTION 16.2

         Seller, the operator of the Facility, (and their respective successors and assigns) shall each procure or cause to be procured and shall maintain in effect continuously during the Term of this Agreement with companies rated "A-," "IX" or better by A.M. Best the following minimum insurance coverage for the
Facility:


        Type of Coverage                        Liability Limits
        ----------------                        ----------------
        Worker's Compensation                   Statutory

        Employer's Liability                    $500,000 per occurrence/injury

        Commercial General Liability including: $1 million combined single limit, each occurrence

                                                $2 million general aggregate
                                                limit

        Bodily Injury

        Property Damage

        Blanket Contractual

        Underground, Explosion and Collapse Hazard

        Products and Completed Operations Hazard

        Broad Form Property Damage

        Personal Injury

Automobile Liability

        (Owned, Hired, Non-owned)

        Bodily Injury                           $1,000,000 combined single
                                                limit

        Property Damage

Commercial Umbrella Liability                   $9,000,000 per occurrence and
                                                aggregate

        following form of

        Commercial General Liability

        Automobile Liability and

        Employers Liability


         SECTION 16.3

         Seller shall procure and maintain in effect continuously during the Term of this Agreement, "all risk" property insurance, including coverage for damage or loss caused by flood and earthquake, covering all property, material and equipment, while in transit, during loading and unloading, while in storage while at another location for repair and during installation in sufficient amounts to cover and otherwise insure for the full replacement cost of the Facility, with customrary and reasonable sublimits, and business interruption insurance covering 100% of Seller's continuing fixed operating expenses and debt service for a period of at least 12 months arising from any loss insured against by Seller's "all risk" property insurance, with a maximum deductible of 60 days.


         SECTION 16.4

         All insurance policies identified in Section 16.2 and Section 16.3 hereof, except said Worker's Compensation Insurance, shall name Williams as an additional insured.

         SECTION 16.5

         Seller's casualty insurance (other than its Worker's Compensation insurance) shall include provisions or endorsements (a) stating that such insurance is primary insurance with respect to the interest of Williams and that any insurance maintained by Williams is excess and not contributory insurance with the insurance required hereunder, and (b) providing that such policies shall not be canceled or their limits of liability reduced except upon sixty (60) Days prior written notice to Williams.

         SECTION 16.6

         Not less than one (1) Day prior to the date of commencement of construction of the Facility, Seller shall provide and shall continue to provide to Williams annually during the Term of this Agreement properly executed and current certificates of insurance relative to said insurance policies. Said certificates shall provide the following information:

         (a) Name of insurance company, policy number and expiration date;

         (b) The coverage required and the limits on each, including the amount of deductibles or self-insured retentions, which shall be for the account of Seller;

         (c) A statement indicating that Williams shall receive at least sixty
(60) Days prior written notice of cancellation with respect to said insurance policies (except in respect of cancellation for non payment of premiums for which such prior written notice shall be ten (10) Days; and

         (d) For all insurance policies identified in Section 16.2, except workers' compensation insurance, a statement indicating that Williams has been named as an additional insured.

         SECTION 16.7

         A copy of each such insurance policy, certified as a true copy by an authorized representative of the issuing insurance company or in lieu thereof or in addition thereto, at Williams' discretion, a certificate in form satisfactory to Williams certifying to the issuance of such insurance, shall be furnished to Williams not less than ten (10) Days prior to the commencement of construction of the Facility and fifteen (15) Days prior to the expiration date of each such policy and/or certificate.

         SECTION 16.8

         Williams shall have the right to inspect the original policies of insurance applicable to this Agreement at Seller's place of business during regular business hours by providing Seller with fifteen (15) Days notice of its inspection.

                                  ARTICLE XVII

                                  FORCE MAJEURE

         SECTION 17.1

         (a) A Party shall be excused from performing its obligations under this Agreement and shall not be liable in damages or otherwise to the other Party if and to the extent such Party declares that it is unable to perform or is prevented from performing an obligation under this Agreement by a Force Majeure condition, except for any obligations and/or liabilities under this Agreement to pay money, which shall not be excused, and except to the extent an obligation accrues prior to the occurrence or existence of a Force Majeure condition, provided that:


                  (i) the Party declaring its inability to perform by virtue of Force Majeure, as promptly as practicable after the occurrence of the Force Majeure condition, but in no event later than five (5) Days thereafter, gives the other Party written notice describing, in detail, the nature, extent and expected duration of the Force Majeure condition;

                  (ii) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure condition;

                  (iii) the Party declaring Force Majeure uses all commercially reasonable efforts to remedy its inability to perform; and

                  (iv) as soon as the Party declaring Force Majeure is able to resume performance of its obligations excused as a result of the Force Majeure condition, it shall give prompt written notification thereof to the other Party.

         (b) Irrespective of whether the Force Majeure condition is declared by Williams or Seller, the time period of a Force Majeure shall be excluded from the calculation of all payments under Appendix 1 and Williams shall be under no obligation to pay Seller any of the payments described in Appendix 1 except that, if Williams declares a Force Majeure, it shall, subject to Section 17.4 and subject to the limitation in Section 9.3(a), continue to pay Seller only the applicable monthly Total Fixed Payment as described in Section II.A.2 of Appendix 1, until the earlier of (a) the termination of the Force Majeure condition or (b) the termination of this Agreement, and provided further that in the event of a Force Majeure declared by Seller due to an action or inaction of the Host Utility that prevents Seller from delivering Net Electric Energy to the Electric Delivery Point, Williams shall continue to pay the applicable portion of the Total Fixed Payment for the first twenty-four (24) hours of such period.

         SECTION 17.2

         Notwithstanding anything to the contrary contained in this Agreement, except as may expressly be provided herein, the term Force Majeure shall not include or excuse a Party's performance:


         (a) Except as otherwise set forth in Section 2.1, the failure to complete the Facility by or to achieve the Commercial Operation Date as extended pursuant to Section 2.1, which failure is caused by, arises out of or results from the acts or omissions of Seller, and/or from the acts or omissions of any third party, unless, and then only to the extent that, any such acts or omissions of such third party (i) would itself be excused hereunder by virtue of a Force Majeure condition, or (ii) is the result of a failure of Williams to provide fuel to the Facility pursuant to Section 4.1 above;

         (b) Any reduction, curtailment or interruption of generation or operation of the Facility, or of the ability of Williams to accept or transmit Net Electric Energy, whether in whole or in part, which reduction, curtailment or interruption is caused by or arises from the acts or omissions of any third party providing services or supplies to the Party claiming Force Majeure, including any vendor or supplier to either Party of materials, equipment, supplies or services, or any inability of the Host Utility to deliver Net Electric Energy to Williams, unless, and then only to the extent that, any such acts or omissions would itself be excused hereunder as a Force Majeure;

         (c) Any outage, whether or not due to the fault or negligence of Seller, of the Facility attributable to a defect or inadequacy in the manufacture, design or installation of the Facility that prevents, curtails, interrupts or reduces the ability of the Facility to generate Net Electric Energy or the ability of Seller to perform its obligations hereunder; or

         (d) To the extent that the Party claiming Force Majeure failed to prevent or remedy the Force Majeure condition by taking all commercially reasonable acts (short of litigation, if such remedy requires litigation) and, except as otherwise provided in Section 17.3 below, failed to resume performance hereunder with reasonable dispatch after the termination of the Force Majeure condition; or

         (e) To the extent that the claiming Party's failure to perform was caused by lack of funds; or

         (f) To the extent Williams is unable to perform due to a shortage of Natural Gas or Fuel Oil supply not caused by an event of Force Majeure; or

         (g) Because of an increase or decrease in the market price of electric energy/capacity, Natural Gas or Fuel Oil, or because it is uneconomic for such Party to perform its obligations under this Agreement.

         SECTION 17.3

         Notwithstanding anything contained in this Article XVII to the contrary, neither Party shall be required to settle any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest, it being understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be entirely within the discretion of the Party having such dispute.

         SECTION 17.4


         Notwithstanding anything contained in this Article XVII to the contrary, Williams shall have the right to terminate this Agreement, without any liability or responsibility whatsoever, except to the extent accruing (and not excused) prior to such termination, in the event Force Majeure has been declared by Seller and the effect of said Force Majeure has not been fully corrected or alleviated within eighteen (18) months after the date said Force Majeure was declared; provided, however, that Williams shall not have the right to terminate this Agreement in the event that the Force Majeure described in this Section was caused by Williams, or if the Force Majeure event does not prevent or materially limit Williams' ability to sell Facility Capacity into or through the PJM market or to a third party.


                                  ARTICLE XVIII

                    EVENTS OF DEFAULT; TERMINATION; REMEDIES

         SECTION 18.1

         The following shall constitute events of default under this Agreement:

         (a) A breach of any term or condition of this Agreement, including, but not limited to, (i) any failure to maintain or to renew any security as required by Article 19 of this Agreement, (ii) any breach of a representation, warranty or covenant made in this Agreement including the Appendices hereto, or (iii) failure of either Party to make a required payment to the other Party of amounts due hereunder.


         (b) The Facility is not available to provide Fuel Conversion Services to Williams during any period of one-hundred and eighty (180) consecutive Days after the occurrence of the Commercial Operation Date for any reason, except as may be excused by Force Majeure, the absence of available Natural Gas, or such non-availability is caused by an act or failure to act by Williams where such action is required by this Agreement.

         (c) Seller sells or supplies Net Electric Energy, Ancillary Services or capacity from the Facility, or agrees to do the same, to any Person or entity other than Williams, without the prior approval of Williams.


         (d) Without duplication of the [*] Day period in Section 18.2, Seller fails for [*] consecutive Days, after notification from Williams providing a reasonable opportunity to cure, to perform regular and required maintenance, testing or inspection of the Interconnection Facilities, the Facility and/or other electric equipment and facilities as required by this Agreement where such failure is material.


         (e) Without duplication of the [*] Day period in Section 18.2, Seller fails for [*] consecutive Days, after notification from Williams providing a reasonable opportunity to cure, to correct or resolve a material violation of any code, regulation and/or statute applicable to the construction, installation, operation or maintenance of the Facility, the Interconnection Facilities, Protective Gas Apparatus or any other electric equipment and facilities required to be constructed and operated under this Agreement when such violation impairs the continued ability of Seller to perform its obligations under this Agreement.


         (f) A receiver or liquidator or trustee of either Party or of any of its property shall be appointed by a court of competent jurisdiction, and such receiver, liquidator or trustee shall not have been discharged within [*] Days or by decree of such a court a Party shall be adjudicated bankrupt or insolvent or any substantial part of its property shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of [*] Days after the entry thereof, or a petition to declare bankruptcy or to reorganize a Party pursuant to any of the provisions of the Federal Bankruptcy Code, as now in effect or as it may hereafter be amended, or pursuant to any other similar state statute as now or hereafter in effect, shall be filed against a Party and shall not be dismissed within [*] Days after such filing.

         (g) A Party shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limiting the generality of the foregoing, a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limiting the generality of the foregoing, a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Federal Bankruptcy Code, as now in effect or as it may hereafter be amended, or pursuant to any other similar state statute as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against if in such a proceeding; or a Party shall make an assignment for the benefit of its creditors; or a Party shall submit in writing its inability to pay its debts generally as they become due; or a Party shall consent to the appointment of a receiver, trustee, or liquidator of it or of all or any part of its property.

         (h) Any modifications, alterations or other changes to the Facility by or on behalf of Seller which prevent Seller from fulfilling, or materially diminish Seller's ability to fulfill, its obligations, duties, rights and responsibilities hereunder and which, after reasonable notice and opportunity to cure, are not corrected.

         (i) There shall be outstanding for more than [*] Days any unsatisfied final, non-appealable judgment against Seller in an amount exceeding [*] unless the existence of such unsatisfied judgment shall not materially affect Seller's ability to perform its obligations under this Agreement.

         (j) The AES Corporation shall cease to own, directly or indirectly, beneficially and of record, at least fifty (50) percent of the equity interests in Seller, or shall cease to possess the power to direct or cause the direction of the management or policies of Seller, or any Person (other than The AES Corporation or an Affiliate) authorized to act as a power marketer by FERC or any Affiliate of such a Person shall own, directly or indirectly, beneficially or of record, any of the equity interests in Seller.

         SECTION 18.2

         (a) Upon the occurrence of any event of default described in Section
18.1 (other than an event of default under Section 18.1(g) hereof for which no notice shall be required or opportunity to cure permitted), the Party not in default, to the extent such Party has actual knowledge of the occurrence of such event of default, shall give prompt written notice of the default to the defaulting Party. Such notice shall set forth, in reasonable detail, the nature of the default and, where known and applicable, the steps necessary to cure such default. The defaulting Party shall have [*] Business Days in the case of a default under Section 18.1(a)(iii)) following receipt of such notice either to
(i) cure such default or commence in good faith all such steps as are necessary and appropriate to cure such default in the event such default cannot be completely cured within such [*] Day period.

         (b) If the defaulting Party fails to cure such default or take such steps as provided under subparagraph (a) above, and immediately upon the occurrence of any event of default described in Section 18.1(g) hereof, this Agreement may be terminated by the non-defaulting Party, without any liability or responsibility whatsoever, by written notice to the Party in default hereof. This Agreement shall thereupon terminate and the non-defaulting Party may exercise all such rights and remedies as may be available to it to recover damages caused by such default.

         (c) Notwithstanding the foregoing, upon the occurrence of any such event of default, the non-defaulting Party shall be entitled to (i) commence an action to require the defaulting Party to remedy such default and specifically perform its duties and obligations hereunder in accordance with the terms and conditions hereof and (ii) exercise such other rights and remedies as it may have in equity or at law subject, however, to the limitation of liability provided in Article XIV hereof.

                                   ARTICLE XIX

                                    SECURITY

         SECTION 19.1


         Without limiting the general applicability of the provisions of Article II, or this Article, if the Commercial Operation Date does not occur by the Final CO Date, as such date may be extended pursuant to the provisions of
Section 2.1, Seller agrees to compensate Williams for any actual damages it suffers or incurs as the result of Williams' reliance upon the delivery of Facility Capacity, Ancillary Services and Fuel Conversion Services hereunder, to the extent said damages cannot be mitigated fully. Seller further agrees that the damages Williams may suffer under these circumstances will be any and all reasonable costs incurred by Williams in excess of costs that would have been incurred had the Commercial Operation Date occurred on or before June 30, 2001, as such date may be extended pursuant to Section 2.1.


         SECTION 19.2


         (a) The Parties acknowledge and agree that Seller, at the time of execution of this Agreement, does not possess the financial resources or credit to be responsible for paying Williams' actual damages if the Facility does not achieve the Commercial Operation Date by the date specified in Section 2.1, as such date may be extended pursuant to such Section. Therefore, in order to provide reasonable assurances to Williams that a Person or entity on behalf of Seller shall fulfill Seller's potential liability under this Article, Seller shall provide to Williams no later than five (5) Business Days after the Execution Date, (i) a guaranty of Seller's performance and payment obligations under this Agreement from The AES Corporation ("AES"), in the form attached hereto as Appendix 5 and made a part hereof, in the amount of [*] ("Guaranty Amount"), which guaranty shall terminate on [*], or (ii) (x) in the event that AES' senior unsecured debt is no longer rated Investment Grade by Standard & Poor's or Moody's, or (y) at any time at Seller's option, such financial security for the Guaranty Amount as specified in Section 19.2(b) hereof. Upon the provision of the guaranty or other financial security referred to in this
Section 19.2(a), the guaranty provided by The AES Corporation pursuant to the provisions of the Original PPA shall be cancelled and returned to Seller.

         (b) If Seller secures payment of the Guaranty Amount through financial security other than the guaranty of AES, Seller shall provide to Williams, within [*] Days after the occurrence of the event described in Section 19.2(a)(ii)(x) or at any time pursuant to Section 19.2(a)(ii)(y), security in the form of a single letter of credit, satisfactory to Williams in form and substance, upon which Williams may draw if the Facility does not achieve the Commercial Operation Date by the date specified in Section 2.1, as such date may be extended pursuant to such Section. In the event said security contains an expiration date, either express or implied, Seller shall renew said security not later than [*] Days prior to said expiration date and shall contemporaneously therewith provide written notice of said renewal to Williams. In the event Seller fails to renew said security as set forth above, Williams shall be entitled to demand and receive payment thereunder on or after [*] Days after written notice of such failure is provided to Seller and in such event the amount so drawn shall be deposited in an interest bearing escrow account and shall be returned to Seller at the Commercial Operation Date unless otherwise drawn on by Williams in satisfaction of Seller's obligations under Section 19.1 of this Agreement. The requirement for said security shall terminate upon the Commercial Operation Date.


         (c) The letter of credit referred to in paragraph (b) above shall be issued by a financial institution that meets and at all times during the term of such letter of credit maintains the following criteria:

                  (i) A U.S. or foreign bank rated "C" or better by Thompson Bankwatch; or

                  (ii) A U.S. or foreign bank, surety company or financial institution whose senior debt has the rating listed below by two (2) of the three (3) rating agencies:

                       Standard & Poor's:             "A-" or better
                       Moody's:                       "A3" or better
                       Duff & Phelps:                 "A-" or better


         If such bank, surety company or financial institution fails to maintain such criteria, then upon thirty (30) Days written notice from Williams, Seller shall obtain equivalent security from another bank, surety company or financial institution meeting the above stated criteria. The form and substance of any such letter of credit shall be reasonably satisfactory to Williams.


         (d) Seller shall execute any and all documents reasonably necessary to assure that Williams' claim to and interest in said security is perfected.

         SECTION 19.3


         No later than the closing on financing for the Facility, Williams shall provide to Seller a guarantee of Williams' performance and payment obligations under this Agreement in the form attached hereto as Appendix 6 and made a part hereof and issued by Williams Holdings of Delaware, Inc. ("Holdings"), provided that Holdings is rated Investment Grade or, if Holdings is not rated Investment Grade, issued by an Affiliate of Williams that is Investment Grade and provided further that in the event the issuer of such guarantee is no longer rated Investment Grade such guarantee shall, within thirty (30) Days after the loss of such rating, be replaced by a guarantee from an Affiliate of Williams that is rated Investment Grade or by other security acceptable to Seller, including a letter of credit which meets the requirements of Sections 19.2(b) and (c) of this Agreement (with appropriate substitution of references to Seller for references to Williams in such Sections).


                                   ARTICLE XX

                               SEVERAL OBLIGATIONS

         SECTION 20.1

         Except where otherwise specifically stated in this Agreement, the duties, obligations and liabilities of the Parties are intended to be several, not joint or collective. Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership or joint venture or impose a trust or partnership duty, obligation or liability on or with regard to either Party. Each Party shall be individually and severally liable for its own obligations under this Agreement.

                                   ARTICLE XXI

                                     WAIVER

         SECTION 21.1

         Any waiver at any time by either Party of its rights, duties, and/or obligations with respect to any default under this Agreement, or with respect to any other matter arising out of or in connection with this Agreement, shall not be deemed a continuing waiver nor a waiver with respect to any subsequent default or other matter.

                                  ARTICLE XXII

                                   ASSIGNMENT

         SECTION 22.1

         (a) Neither this Agreement nor any rights, duties, interests or obligations hereunder may be assigned, transferred, pledged or otherwise encumbered or disposed of, by operation of law or otherwise without the prior written consent of the other Party; except that (i) Williams, at any time after reasonable advance notice to Seller and without the consent of Seller, may assign this Agreement and any of its rights, interests, duties or obligations hereunder to any Affiliate of Williams or any other entity, provided that such Affiliate of Williams or such other entity's long term unsecured debt at such time is rated Investment Grade by Standard & Poor's and Moody's or that such Affiliate of Williams or such other entity's obligations under this Agreement are guaranteed by an Affiliate whose long term unsecured debt at such time is rated Investment Grade by Standard & Poor's and Moody's and so long as any assignee shall agree to be bound by all of the terms and conditions hereof to the same extent as Williams; (ii) Seller, at any time, and from time to time, after reasonable advance notice to Williams and without the consent of Williams, may assign this Agreement and any of its rights, interests, duties or obligations hereunder as collateral security to any Lender so long as the assignee shall agree to be bound by all of the terms and conditions hereof to the same extent as Seller in the event the Lender exercises its rights under such assignment; and (iii) Seller shall have the right at any time without the consent of Williams to assign this Agreement and its rights, interests, duties and obligations hereunder to any Affiliate, provided that such Affiliate assumes in writing all of the obligations and duties of Seller hereunder and the guaranty/security required pursuant to Section 19.2 remains in effect. This Agreement shall inure to the benefit of and bind the parties hereto, including any permitted assignee or successor.

         (b) Except as otherwise specified in this Article XXII, no assignment or disposition of rights hereunder shall (i) relieve or in any way discharge Seller or Williams from the performance of their respective obligations and liabilities under this Agreement or (ii) alter, amend, diminish or otherwise impair Williams' or Seller's rights under this Agreement.

         SECTION 22.2

         Seller hereby agrees that it shall not sell, transfer, assign, lease or otherwise dispose of the Facility or any substantial portion thereof or interest therein necessary to perform Seller's obligations hereunder to any Person that is a FERC authorized power marketer or an Affiliate of such an entity without the prior written consent of Williams, which consent shall not be unreasonably withheld.

         SECTION 22.3

         Except as specifically provided for in this Article XXII, any assignment or transfer of this Agreement or any rights, duties or interests hereunder or any disposition of the Facility or any portion thereof or interest therein by any Party without the written consent of the other Party as provided herein shall be void and of no force or effect.

         SECTION 22.4

         Each Party shall reimburse the other for the reasonable costs and expenses (including reasonable legal fees and expenses) incurred in connection with a Party's agreement to review, execute and deliver any instruments, agreements or documents that may be used in connection with any assignment requested by a Party or otherwise permitted hereunder.

         SECTION 22.5

         Williams hereby acknowledges that AES Ironwood, Inc., a Delaware corporation and a party to the Original PPA, has assigned all of its right, title and interest in and to the Original PPA to Seller. Williams hereby consents to that assignment and releases AES Ironwood, Inc. from any and all obligations and liabilities with respect to the Original PPA and this Agreement.

                                  ARTICLE XXIII

                                     NOTICES

         SECTION 23.1

         All notices, demands, requests or other correspondence required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by certified United States mail (postage prepaid, return receipt requested), overnight express mail, courier service or facsimile transmission (with the original transmitted by any of the other aforementioned delivery methods) addressed as follows:

If to Seller to:      AES Ironwood, L.L.C.
                      1001 N. 19th Street
                      Arlington, VA 22209

                      Attention:     Project Manager
                      (Facsimile):   703-528-4510

If to Williams to:    Williams Energy Marketing & Trading Company
                      One Williams Center
                      Tulsa, OK  74172

                      Attention:     Contract Management
                      (Facsimile):   918-594-1935

or to such other Person at such other address as a Party shall designate by like notice to the other Party.

         SECTION 23.2

         Unless otherwise provided herein, all notices hereunder shall be deemed to be given when received or personally delivered.

                                  ARTICLE XXIV

                                   GRATUITIES

         SECTION 24.1

         Each Party shall prohibit their employees from using their official position for personal financial gain or from accepting any personal advantage from anyone under circumstances which might reasonably be interpreted as an attempt to influence the recipients in the conduct of their official duties. Neither Party, nor their employees or representatives shall, under circumstances which might reasonably be interpreted as an attempt to influence the recipients in the conduct of their duties, extend any gratuity or special favor to employees of the other Party.

                                   ARTICLE XXV

                                    CAPTIONS

         SECTION 25.1

         All indices, titles, subject headings, section titles and similar items in this Agreement are provided for the purpose of reference and convenience only and are not intended to be inclusive, definitive or to affect the meaning of the contents or scope of this Agreement.

                                  ARTICLE XXVI

                                 CHOICE OF LAWS

         SECTION 26.1

         This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, regardless of the conflicts of laws provisions of such laws.

                                  ARTICLE XXVII

                            MISCELLANEOUS PROVISIONS

         SECTION 27.1

         (a) During the Term of this Agreement hereof and consistent with this Agreement, Seller shall provide, upon reasonable advance notice, Williams' employees and/or agents reasonably acceptable to Seller continuing and unrestricted access to the Facility, the Site, the Interconnection Facilities (on terms consistent with Seller's interconnection agreement with the Host Utility) and all other appurtenant electrical equipment at all times and for any duration for the purpose of (i) verifying, reviewing, and/or monitoring the operation of the Facility, the Interconnection Facilities and all other appurtenant electrical equipment for the purpose of determining Seller's compliance with this Agreement; and (ii) inspecting, examining and testing such equipment and facilities as specifically authorized under this Agreement. Williams' employees and/or agents shall be subject to all reasonable rules applicable to the Facility and the Site with respect to such matters as safety, operations and confidentiality provided that such rules are applied in a nondiscriminatory manner. Williams' employees and/or agents shall conduct themselves so as to not hamper or impede the Facility's operations.

         (b) The Parties agree that all information relating to this Agreement hereof, and the administration or performance hereof by the Parties, including, but not limited to, any information and records provided to Williams by Seller under this Section 27.1:


                  (i) shall not be used for any purposes other than as contemplated by this Agreement and shall be kept confidential pursuant to and in accordance with the Confidentiality Agreement attached hereto as Appendix 2; and


                  (ii) except as provided in the Confidentiality Agreement, shall neither be removed from Seller's premises nor be duplicated, electronically recorded, or recreated in any other manner without Seller's prior written consent, which consent shall not be unreasonably withheld or delayed, and shall not be released to any third parties, other than Williams' Affiliates, without Seller's prior written consent, which consent shall not be unreasonably withheld or delayed.

         SECTION 27.2

         The provisions of Article XII, SECTION 14.2, Article XV, and SECTION
27.1 (including the Confidentiality Agreement attached hereto as Appendix 2), including the rights and obligations of the Parties therein provided, shall survive the termination or expiration of this Agreement and the performance by the Parties of their obligations hereunder.

         SECTION 27.3

         Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise specifically provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

         SECTION 27.4

         This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

         SECTION 27.5

         Except as otherwise required by law or the rules of the New York Stock Exchange, for so long as this Agreement is in effect, neither Seller nor Williams shall, nor shall they permit any of their Affiliates to, issue or cause the publication of any press release or other public announcement with respect to any material aspect of the transactions contemplated by this Agreement the disclosure of which could reasonably be expected to result in an adverse effect on the competitive position of the other Party without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

         SECTION 27.6

         Williams shall use its commercially reasonable efforts to assist Seller in achieving the closing of financing for the Facility by Seller, including the execution of a consent in favor of the Lenders of Seller's collateral assignment to such Lenders of this Agreement, such consent to be mutually agreed to by Williams, Seller and the Lenders. Seller shall use its commercially reasonable efforts to include in its financing documents a provision granting Williams the initial right to purchase the Facility from the holders of Seller's debt for an amount equal to the greater of (i) the Fair Market Value of the Facility and
(ii) all amounts then due and owing to such debt holders under Seller's financing documents, in the event that such debt holders declare an event of default and accelerate amounts due under Seller's financing documents as a result of an event of default under such documents that is not caused by a default by Williams under this Agreement.

                                 ARTICLE XXVIII

                             SUCCESSORS AND ASSIGNS

         SECTION 28.1

         This Agreement shall inure to the benefit of and be binding upon Williams and Seller and to the extent permitted hereunder, their respective successors and assigns.

                                  ARTICLE XXIX

                                  COUNTERPARTS

         SECTION 29.1

         This Agreement may be executed in separate counterparts by the Parties hereto, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

                                   ARTICLE XXX

                    ENTIRE AGREEMENT; SEVERABILITY; AMENDMENT

         SECTION 30.1

         This Agreement, including all Appendices hereto, constitutes the entire agreement between the Parties hereto with respect to the matters contained herein, and all prior agreements with respect to the matters covered herein, including Amendment No. 1, the Letter Agreement and the Second Letter Agreement, are superseded, and each Party confirms that it is not relying upon any representations or warranties of the other Party, except as specifically set forth herein or incorporated by reference hereto.

         SECTION 30.2

         Should any provision of this Agreement be held to be invalid or unenforceable, such provision shall be invalid or unenforceable only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any other provision hereof.

         SECTION 30.3

         This Agreement may not be amended or modified except by a written instrument signed by each of the Parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

                                       AES IRONWOOD, L.L.C.


                                       By: /s/ Patricia L. Rollin
                                          -----------------------------
                                          Name:  Patricia L. Rollin
                                          Title: Vice President

                                       WILLIAMS ENERGY MARKETING & TRADING
                                       COMPANY

                                       By:
                                          -----------------------------
                                          Name:
                                          Title:

                 [AMENDED AND RESTATED POWER PURCHASE AGREEMENT]

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

                                       AES IRONWOOD, L.L.C.


                                       By:
                                          -----------------------------
                                          Name:
                                          Title:


                                       WILLIAMS ENERGY MARKETING & TRADING
                                       COMPANY


                                       By:/s/ Jerry Gollnick
                                          -----------------------------
                                          Name:  Jerry Gollnick
                                          Title: President

                 [AMENDED AND RESTATED POWER PURCHASE AGREEMENT]

                                   APPENDIX 1


                                     PRICING


This Appendix is intended to implement certain provisions of the Agreement. All calculations will be performed with the proper units. Capitalized terms used in this Appendix and not defined herein shall have the meanings given such terms in the Agreement.


I.    Pricing Terms

Williams shall pay Seller for Fuel Conversion Services, Facility Capacity, and Ancillary Services in accordance with the terms and conditions set forth in this Appendix and the Agreement.



II.   Monthly Pricing Provisions

      A.    Payments and Credits

            [*] commencing with the Commercial Operation Date, Williams shall make payments to Seller for Fuel Conversion Services, Successful Start-Ups and associated Shutdowns, Ancillary Services, and Facility Capacity. [*]


            1.    Fuel Coversion Payment

                  [*]


                                      1--1

            2.    Total Fixed Payment

                  [*]

                                   TABLE II-1

                                     [*]


                                      1--2

            3.    Fuel Conversion Volume Rebate

                        [*]

                  where,

                              [*]


                                      1--3

                              [*]

            4.    Unit Start-Up Payment

                        [*]


                                      1--4

                        [*]

      5.    GDPIPD Escalation

            [*]

III.  Other Payments and Credits

      A.    Facility Heat Rate Bonus or Penalty

            [*]


                                      1--5

                        [*]

                                      1--6

                        [*]

IV.   [Reserved]

V.    Determination of Annual Availability Adjustments

            [*]


                                      1--7

                              [*]


                                      1--8

                        [*]

                                      1--9

      [*]


                                     1--10

      [*]

      E.    Non-Dispatch Payments

      [*]


                                     1--11

[*]

                                     1--12

                                   APPENDIX 2

                            CONFIDENTIALITY AGREEMENT


      THIS CONFIDENTIALITY AGREEMENT (this "Agreement"), dated as of February 5, 1999, by and between AES Ironwood, L.L.C., a Delaware limited liability company ("Seller"), and Williams Energy Marketing & Trading Company, a corporation organized and existing under the laws of the State of Delaware ("Williams"), (Seller and Williams hereinafter referred to individually as a "Party" and collectively as the "Parties").


                                    RECITALS


      WHEREAS, the Parties are entering into an Amended and Restated Power Purchase Agreement (the "PPA"), dated as of the date hereof, pursuant to which Williams will deliver fuel to Seller's electric generating facility (the "Facility") and Seller will sell and Williams will purchase capacity, ancillary services and fuel conversion services from the Facility.


      WHEREAS, the Parties agree that, subject to the provisions of this Agreement, the PPA is to be kept confidential.


      WHEREAS, the Parties understand that, during the course of the administration and performance of the PPA, they may wish to exchange information related to the PPA that the Party providing the information desires to keep confidential.


      NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the Parties hereto, intending to be legally bound, hereby covenant, promise and agree as follows.


     1. Confidential Materials. When a Party deems information that it provides to the other Party to be confidential, the Party providing such information shall mark the information in a manner to indicate that it is considered to be confidential or, if the information is provided orally, the Party providing the information shall clearly identify the information as being confidential at the time it is provided and promptly confirm to the other Party in writing that such oral information is confidential (all such information that has been so marked or identified as confidential, including the PPA, being "Confidential Material").


      Except as set forth in Section 4 below, each Party and its Representatives (as hereinafter defined) agree to treat confidentially any Confidential Material provided to it by the other Party, together with all notes, analyses, compilations or studies prepared by such Party or its Representatives that contain or otherwise reflect such Confidential Material. For purposes of this Agreement, "Representatives" shall mean a Party's, or its Affiliates' (as such term is defined in the PPA) directors, officers, employees, and outside counsel, accountants and lenders. Each Party and its Representatives shall protect the Confidential Material against disclosure using the


                                      2--1
same degree of care, but no less than a reasonable degree of care, as it would use to protect its own confidential information of a like nature.


     2. Excluded Materials. The term Confidential Material shall not include information of the disclosing Party which (i) at the time of disclosure is generally available to the public other than as a result of a disclosure by the receiving Party or its Representatives, (ii) was available to the receiving Party on a non-confidential basis prior to its receipt from the disclosing Party, (iii) has become available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or its Representatives, but only if such source is, to the best of the receiving Party's knowledge, lawfully entitled to make such disclosure and is not bound by a confidentiality agreement with such disclosing Party, or (iv) which has been independently developed by the receiving Party or its Representatives without violation of this Agreement.


     3. Disclosure To Representatives. Each Party may disclose the Confidential Material to those of its Representatives who require such material for the purpose of administering or performing the PPA or developing, constructing, financing or operating the Facility, provided that, except as set forth in
Section 4 below, such Representatives agree to be bound by the terms of this Agreement. Each Party agrees that the Confidential Material will be kept confidential by it and, except as set forth in Section 4 below, its Representatives and, except with the specific prior written consent of an officer of the other Party, will not be disclosed by it or its Representatives except as permitted hereby. In any event, each Party shall be responsible for any breach of this Agreement by it or by any of its Representatives, and each Party shall, at its sole expense, take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Material.


     4. Confidential Treatment of PPA. Notwithstanding any other provision of this Agreement, Seller shall be permitted to (a) include a summary of the material terms of the PPA in offering documents provided to potential purchasers and purchasers of the Project's debt (collectively, "Offerees") pursuant to Rule 144A under the Securities Act of 1933, as amended (together with any similar rule or regulation, "Rule 144A"), and (b) make available to such Offerees for their review copies of the PPA and provide to such Offerees, upon request, copies of the PPA; provided, however, that prior to the distribution of the summary referred to in clause (a) above to any Rating Agency (as such term is defined in the PPA) or any Offeree, Seller shall (i) provide Williams a copy thereof and Williams shall have a reasonable period of time to review and provide comments thereon to Seller, (ii) give due consideration to such comments in finalizing the summary in light of Williams' interest in protecting its proprietary information and in light of Seller's disclosure obligations under applicable securities laws, and (iii) together with Williams, attempt in good faith to resolve any disagreements concerning information to be included in such summary, and provided, further, that Seller shall use its commercially reasonable efforts to have such Offerees execute confidentiality agreements with respect to the


                                      2--2

PPA and shall not provide the PPA to any Offeree if such Offeree or any of its Affiliates (as such term is defined in the PPA) is a Federal Energy Regulatory Commission ("FERC") authorized power marketer or has applied for such authorization. Williams also recognizes that in the event that Seller files a registration statement with the Securities and Exchange Commission ("SEC") in respect of any debt offering, it will be required to submit a copy of the PPA to the SEC. Seller shall use its commercially reasonable efforts to obtain confidential treatment of the PPA by the SEC, in the event it is filed with the SEC, in accordance with SEC rules. In the event that Seller is required to file a copy of the PPA with FERC, Seller shall use its commercially reasonable efforts to seek confidential treatment by FERC, in accordance with FERC's rules, of those portions of the PPA for which Williams requests such confidential treatment.


     5. Defense Of Confidentiality. In the event that a Party or any of its Representatives is requested or required in any legal proceeding (deposition, interrogatory, request for documents, subpoena, civil investigation demand or similar process) to disclose any of the Confidential Material, it is agreed that such Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or a waiver is not granted hereunder, only that portion of the Confidential Material which, in the written opinion of counsel for the disclosing Party, is legally compelled to be disclosed shall be disclosed without liability hereunder and such Party will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Material so furnished.


     6. Return Of Confidential Materials. Upon the written request of a Party, the other Party and its Representatives will promptly deliver to the requesting Party all Confidential Material (other than the PPA) received from that Party in written and/or tangible form, including copies, reproductions or written materials containing Confidential Material. In the event of such request, all other notes, analyses, compilations or studies constituting Confidential Material in the possession of the other Party or its Representatives will be destroyed, with any such destruction certified by in writing; provided that a Party shall be entitled to retain one (1) copy of all Confidential Material, subject to the confidentiality requirements of this Agreement and under the control of the office of the General Counsel of such Party.


     7. Indemnity. Each Party hereby agrees to indemnify and hold harmless the other Party from any damage, loss, cost or liability (including reasonable legal fees and the cost of enforcing this indemnity) arising out of or resulting from any use or disclosure by a Party or its Representatives of the Confidential Material not authorized under this Agreement. The Parties acknowledge the representations of the other Party that the Confidential Material is of a special, unique, unusual and extraordinary character and agree that money damages would be an insufficient remedy for any breach of this Agreement and that any such breach would cause


                                      2--3
irreparable harm. Accordingly, the Parties also agree that in the event of any breach or threatened breach of this Agreement, the injured Party, in addition to any other remedies it may have at law or in equity, shall be entitled, without the requirement of posting a bond or any other security, to equitable relief, including injunctive relief and specific performance against the other Party or its Representatives.


     8. No Waiver. It is understood and agreed that no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.


     9. Effective Date And Term. This Agreement shall be effective as of the date first written above, and shall remain in effect for a period of [*] after the expiration, termination or cancellation of the PPA.


     10. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.


     11. Amendment. The terms and conditions set forth in this Agreement may be modified or waived only by a written instrument executed by a duly authorized officer of each of the Parties hereto. In addition, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.


     12. Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier, addressed as set forth below:


      If to Williams:

               Williams Energy Marketing & Trading Company
               One Williams Center
               Tulsa, OK  74172
               Attention: Contract Management
               Facsimile: 918-594-1935


                                      2--4

If to Seller:

               AES Ironwood, L.L.C.
               1001 North 19th Street
               Arlington, VA  22209
               Attention: General Counsel
               Telephone: (703) 522-1315
               Facsimile: (703) 528-4510


or to such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date received by the recipient thereof.


     13. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to any conflict of laws provisions of such laws.


     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


     15. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the matters contained herein and all prior agreements of the Parties with respect to the matters contained herein, including without limitation that certain Confidentiality Agreement between the Parties, dated as of July 31, 1997, are superseded.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


                                      2--5

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.



                                       AES Ironwood, L.L.C.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       Williams Energy Marketing & Trading
                                       Company

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                          [CONFIDENTIALITY AGREEMENT]

                                   APPENDIX 3

                   EXEMPT WHOLESALE GENERATOR CERTIFICATION

                                     [*]


                                      3--1

                                  APPENDIX 4.A

                   PRELIMINARY SINGLE-LINE DIAGRAM SHOWING
                           GAS AND OIL DELIVERY POINTS

                                     [*]



                                    4.A--1

                                  APPENDIX 4.B

                   PRELIMINARY SINGLE-LINE DIAGRAM SHOWING
                            ELECTRIC DELIVERY POINTS

                                     [*]



                                    4.B--1

                                   APPENDIX 5

                                   GUARANTY BY
                               THE AES CORPORATION


      GUARANTY (this "Guaranty"), dated as of February __, 1999, by The AES Corporation, a Delaware corporation (the "Guarantor"), in favor of Williams Energy Marketing & Trading Company, a Delaware corporation ("Guaranteed Party"), pursuant to Section 19.2 of that certain Amended and Restated Power Purchase Agreement, dated as of February 5, 1999, by and between Guaranteed Party and AES Ironwood, L.L.C., a Delaware limited liability company (the "Company"), as modified or supplemented from time to time (the "PPA").


                                    RECITALS

      WHEREAS, Guaranteed Party has agreed to enter into the PPA in reliance upon the Guarantor's agreement, pursuant to the terms and conditions set forth below, to provide this Guaranty to Guaranteed Party; and


      WHEREAS, Guarantor is willing to provide this Guaranty to Guaranteed Party, on the terms and conditions set forth below, as an inducement to Guaranteed Party to enter into the PPA with the Company.


      NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Guarantor agrees as follows:


     1. Obligations of Guarantor. Subject to the Guaranty Cap set forth in
Section 2 of this Guaranty, the Guarantor unconditionally and irrevocably guaranties, as primary obligor and not merely as surety, to and for the benefit of Guaranteed Party, prompt and complete payment of all damage amounts due and payable to Guaranteed Party by the Company under and pursuant to Section 19.1 of the PPA, together with any and all reasonable expenses (including reasonable attorneys' fees and expenses) incurred by Guaranteed Party in enforcing this Guaranty, (collectively, the "Obligations"). Subject to the Guaranty Cap set forth in Section 2 of this Guaranty, the Guarantor agrees, that upon the failure of the Company to pay any of the Obligations when they become due, the Guarantor will pay, or cause to be paid, to Guaranteed Party any and all such unpaid Obligations.


     2. Maximum Guaranteed Amount. The aggregate liability of the Guarantor under this Guaranty and Guaranteed Party's right to recovery hereunder is limited to a total aggregate amount of [*] (the "Guaranty Cap").


     3. Nature of Obligations. The Guarantor guaranties that the Obligations shall be paid strictly in accordance with the terms of the PPA, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of


                                      5--1

Guaranteed Party with respect thereto. The duties of the Guarantor under this Guaranty are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Company or whether the Company is joined in any such action or actions. Guaranteed Party shall not be obligated to file any claim relating to the Obligations if the Company becomes subject to a bankruptcy, reorganization or similar proceeding and neither the failure of Guaranteed Party to so file, nor the existence of any such proceeding, shall affect the Guarantor's obligations hereunder. The liability of the Guarantor under this Guaranty as specified in Section 1 of this Guaranty shall, to the fullest extent permitted by law, be absolute and unconditional irrespective of:


                  (i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the PPA, including, without limitation, any increase in the Obligations; provided, however, no action taken pursuant to this Section 3(i) shall be construed to extend the term of this Guaranty or increase the amount of the Guaranty Cap;


                  (ii) any manner of sale or other disposition of assets of the Company or any of its Affiliates (as such term is defined in the PPA); or


                  (iii) any change, restructuring or termination of the
            structure or existence of the Company or any of its Affiliates.


      The Guarantor shall not contest the amount, Guaranteed Party's right to collect, or Guaranteed Party's collection of, the Obligations (as they may be revised from time to time as provided for herein) in any future proceeding including, without limitation, civil, criminal, regulatory, administrative, judicial, equitable, or appellate, on the basis that the Obligations constitute a penalty, are or will result in a forfeiture, or are otherwise unlawful; provided, however, that, notwithstanding anything to the contrary contained herein, the Guarantor may assert that Guaranteed Party's actual damages are less than the Obligations, contest liability or assert any other claim or defense that the Company could assert, except as expressly limited herein, so long as the Guarantor does not duplicate or reassert any claims or initiate any proceedings that were resolved or concluded previously by the Company.


      The Guarantor agrees that the obligations of the Guarantor set forth in this Guaranty shall be direct obligations of the Guarantor, and such obligations shall be absolute and unconditional and shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and strict compliance by the Guarantor with its obligations hereunder) based upon any claim the Guarantor or any other Person (as such term is defined in the PPA) may have against Guaranteed Party or the Company. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned upon the insolvency,


                                      5--2
bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.


     4. Waiver. The Guarantor hereby waives demand, promptness, diligence, presentment, notice of acceptance, notice of protest for non-payment and any other notice or similar action with respect to any of the Obligations and this Guaranty and any requirement that Guaranteed Party exhaust any right or take any action against the Company or any other Person.


     5. Subrogation. The Guarantor shall not exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all Obligations and all other amounts payable under this Guaranty shall have been paid in full to Guaranteed Party. If any amount shall be paid to the Guarantor on account of any subrogation rights at any time prior to the payment in full of the Obligations and all other amounts payable under this Guaranty, such amount(s) shall be paid immediately to Guaranteed Party to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms hereof and the PPA. Upon full payment of the Obligations and all other amounts payable under this Guaranty, Guarantor shall be subrogated to the rights of Guaranteed Party, and Guaranteed Party shall take all such reasonable actions, at the Guarantor's sole expense, as Guarantor shall reasonably request to effect such subrogation rights.


     6. Certain Rights and Powers of Guaranteed Party. Guaranteed Party shall have all of the rights and remedies available under applicable law and may proceed by appropriate court action to enforce the terms hereof and to recover damages for the breach hereof. Each and every remedy of Guaranteed Party shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy now or hereafter existing at law or in equity. At the option of Guaranteed Party and upon notice to the Guarantor, the Guarantor may be joined in any action or proceeding commenced by Guaranteed Party against the Company in respect of any Obligation, and recovery may be had against the Guarantor in such action or proceeding or in any independent action or proceeding against the Guarantor, without any requirement that Guaranteed Party first assert, prosecute or exhaust any remedy or claim against the Company.


     7. Representations and Warranties. The Guarantor represents and warrants to Guaranteed Party as follows:


     (a) Organization and Good Standing. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each jurisdiction in which it currently conducts its business. The Guarantor has all requisite corporate power and authority to carry on its business at it is now conducted and as contemplated by this Guaranty, and to enter into and perform its obligations hereunder.


     (b) Due Authorization; No Conflicts. The execution, delivery and performance by the Guarantor of the Guaranty has been duly and effectively authorized by all necessary corporate action of the Guarantor. No other corporate proceedings are necessary to authorize the execution and delivery by the Guarantor of this Guaranty; and this Guaranty is the valid and


                                      5--3
binding obligation of Guarantor, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect that affect creditors' rights generally or by general principles of equity. Neither the execution and delivery of this Guaranty nor compliance by the Guarantor with any of the provisions hereof will (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or laps of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of the Guarantor under any of the terms, conditions or provisions of, the Certificate of Incorporation or By-Laws of the Guarantor in effect on the date of this Guaranty (hereinafter, the "Effective Date") or any agreement or other instrument or obligation to which the Guarantor is a party at the Effective Date, or by which the Guarantor or any of its properties or assets or may be bound or affected as of the Effective Date, or (ii) violate any order, writ, injunction decree, arbitration award, statute, rule or regulation applicable at the Effective Date to the Guarantor or any of its properties or assets.


     (c) No Consent Required. No permit, authorization, consent, approval, waiver, exception, variance, ruling, order decree, exemption, filing, recording, registration, notice or declaration (collectively, "Governmental Approval"), is required or to be made on the Guarantor's behalf with any federal, state, county, municipal, regional, local, territorial or other governmental department, regulatory body, commission, board, bureau, agency, taxing authority or other instrumentality (collectively, "Governmental Authority") to authorize the execution and delivery of this Guaranty or the taking of any future action contemplated hereby, except for those Governmental Approvals (i) which have already been obtained or (ii) the failure of which to obtain would not have an adverse effect on the ability of the Guarantor to perform and satisfy its obligations hereunder.


     (d) No Default under Other Agreements. The Guarantor is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any mortgage, deed of trust, indenture or other instrument or agreement to which it is a party or by which it or any of its properties or assets may be bound, that would have a material adverse effect on the Guarantor's ability to perform under this Guaranty; and the Guarantor is not in violation of any federal, state, or local rules, ordinances, judgments, decrees, injunctions, writs, interpretations, licenses and permits or orders of any court, arbitrator (collectively, "Requirements of Law"), or Governmental Authority that could have a material adverse effect on the Guarantor's ability to perform under this Guaranty.


     (e) Litigation. There is no litigation, proceeding, arbitration or government investigation pending or, so far as known to the Guarantor, threatened with respect to or otherwise relating to the Guarantor which if adversely determined could, in any one case or in the aggregate, have a material adverse effect on the ability of the Guarantor to comply with its obligations under this Guaranty.


                                      5--4

     (f) Compliance with Law. (i) The Guarantor has complied in all material respects with all Requirements of Law relating to this Guaranty, the Guarantor has received no written notice to the effect that, or otherwise been advised in writing that, it is not in compliance with any requirement of law or governmental approval relating to this Guaranty, and the Guarantor has no reason to believe that any currently existing circumstances are likely to result in violations by the Guarantor of any such requirement of law which could in any one case or in the aggregate, have a material adverse effect on the ability of the Guarantor to perform under this Guaranty; and (ii) to the best of the knowledge of the Guarantor, there is not now pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to any existing requirement of law or governmental approval with respect to such matters which, if adopted, would have a material adverse effect on the ability of the Guarantor to comply with its obligations under the Guaranty.


     8. Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid, the Guarantor shall:


     (a) Performance and Compliance with Other Agreements. Perform and comply with each of the material provisions of each material indenture, credit agreement, contract or other agreement by which the Guarantor is bound, non-performance or non-compliance with which would have a material adverse effect on its ability to perform its obligations hereunder, except material contracts or other agreements being contested in good faith.


     (b) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence and preserve its material rights, franchises and privileges to conduct its business substantially as conducted on the date hereof.


     (c) Compliance with Laws, Etc. Comply with all Requirements of Law and Governmental Approvals, non-compliance with which would have a material adverse effect on its ability to perform its obligations herein, except laws, rules, regulations and orders being contested in good faith.


     (d) Notice of Breach. Provide, as soon as possible and in any event within three (3) business days after the occurrence of any default or breach of the obligations applicable to the Guarantor hereunder, a statement of the Chief Financial Officer or Vice-President and Treasurer of the Guarantor setting forth details of the circumstances leading to such breach or default hereof and the action which the Guarantor proposes to take with respect thereto.


     (e) Mergers, Etc. Not merge with any person, corporation, partnership, or other entity unless: (i) the surviving and resulting entity agrees in writing to be bound hereby to the same extent as the Guarantor, and (ii) immediately after giving effect thereto, no event of default or breach of this Guaranty shall have occurred and be continuing.


     9. No Waiver. No failure on the part of Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial


                                      5--5
exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.


     10. Continuing Guaranty. This Guaranty is a continuing guaranty and shall
(i) remain in full force and effect until the payment in full of all amounts payable under this Guaranty, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, Guaranteed Party and its successors, transferees and assigns.


     11. Waiver of Notices. The Guarantor hereby unconditionally and irrevocably waives all notices to and demands upon Ironwood or the Guarantor and all other formalities, the omission of any of which or delay in performance of which, might, but for the provisions of this paragraph, by rule of law, under equitable principles or otherwise, constitute grounds for relieving or discharging the Guarantor in whole or in part from its obligations hereunder.


     12. No Consequential Damages. Neither Party shall be liable to the other under this Guaranty or otherwise for any exemplary, consequential, special, or punitive losses or damages that may be incurred by either Party as a result of their execution of and performance under this Guaranty.


     13. Further Assurances. The Guarantor, at its sole cost and expense, shall cause to be promptly and duly taken, executed, acknowledged and delivered, such further documents and instruments as Guaranteed Party may from time to time reasonably request in order to carry-out more effectively the intent and purposes of this Guaranty.


     14. Severability. If any provision of this Guaranty shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.


     15. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The effective date of this Guaranty for all purposes shall be the date specified on page one
(1) above.


     16. Amendment; Waiver; Requirement of Writing. This Guaranty cannot be amended, changed, modified, released or discharged except by a writing signed by the party against whom enforcement of the amendment, change, modification or waiver is sought.


     17. Address for Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier, addressed as set forth below:


                                      5--6

      If to Guaranteed Party:

               Williams Energy Marketing and Trading Company
               One Williams Center
               Tulsa, OK   74172
               Attention:  Credit
               Telephone:  (918) 573-3792
               Facsimile:  (918) 573-8881


      If to Guarantor:

               The AES Corporation
               1001 North 19th Street
               Arlington, VA   22209
               Attention: General Counsel
               Telephone: (703) 522-1315
               Facsimile: (703) 528-4510



or to such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date received by the recipient thereof.


     18. Governing Law. This Guaranty shall be construed in accordance with and governed by the laws of the State of New York , without regard to the conflict of laws provisions of such laws.


     19. Submission to Jurisdiction. Each of Guaranteed Party and the Guarantor hereby irrevocably and unconditionally:


     (a) submits for itself and its property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of the Southern District of New York, and appellate courts with jurisdiction over any appeals therefrom;


     (b) consents and agrees that any such action or proceeding may be brought in and only in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;


     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 17 of this Guaranty, or at such other address of which the other party shall have been notified pursuant thereto; and


                                      5--7

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.


     20. Assignment; Termination. This Guaranty may be assigned by the Guarantor only with the prior written consent of Guaranteed Party, which consent shall not be unreasonably withheld. Guaranteed Party may assign this Guaranty only as permitted under the PPA with respect to assignments by Guaranteed Party of its rights thereunder. This Guaranty shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Guaranty shall terminate, and Guarantor shall have no further liability or obligations hereunder, (i) upon the Commercial Operation Date (as defined in the PPA) or, (ii) if the Commercial Operation Date, as such date may be extended pursuant to Section 2.1(a) of the PPA, is not achieved, when the Company has fully and completely paid all amounts to Guaranteed Party that are required to be paid by it under and pursuant to Section 19.1 of the PPA, or when such amounts have been paid by Guarantor up to the Guaranty Cap set forth in Section 2 of this Guaranty, or (iii) pursuant to the provisions of Section 19.2(b) of the PPA.



                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



                                      5--8

      IN WITNESS WHEREOF, the Guarantor and Guaranteed Party have each caused this Guaranty to be executed on its behalf by its duly authorized office as of the date shown above.


                                       The AES Corporation
                                       as Guarantor

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       ACCEPTED AND ACKNOWLEDGED:


                                       WILLIAMS ENERGY MARKETING & TRADING
                                       COMPANY


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:



                      [GUARANTY BY THE AES CORPORATION]

                                  APPENDIX 6

                                 GUARANTY BY
                     WILLIAMS HOLDINGS OF DELAWARE, INC.


      GUARANTY (this "Guaranty"), dated as of February __, 1999, by Williams Holdings of Delaware, Inc., a Delaware corporation (the "Guarantor"), in favor of AES Ironwood, L.L.C., a Delaware limited liability company ("Guaranteed Party"), pursuant to Section 19.3 of that certain Amended and Restated Power Purchase Agreement, dated as of February 5, 1999, by and between Guaranteed Party and Williams Energy Marketing & Trading Company, a Delaware corporation and a subsidiary of Guarantor (the "Company"), as modified or supplemented from time to time (the "PPA").



                                    RECITALS

      WHEREAS, Guaranteed Party has agreed to enter into the PPA in reliance upon the Guarantor's agreement, pursuant to the terms and conditions set forth below, to provide this Guaranty to Guaranteed Party; and



      WHEREAS, Guarantor is willing to provide this Guaranty to Guaranteed Party, on the terms and conditions set forth below, as an inducement to Guaranteed Party to enter into the PPA with the Company.



      NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Guarantor agrees as follows:



     1. Obligations of Guarantor. Subject to the Guaranty Cap set forth in
Section 2 of this Guaranty, the Guarantor unconditionally and irrevocably guaranties, as primary obligor and not merely as surety, to and for the benefit of Guaranteed Party, the prompt payment and performance when due of all present and future obligations (i) of the Company to make Fixed Payments pursuant to, and as such term is defined in, the PPA and (ii) to pay damages arising under the PPA in respect of the Company's obligation to make Total Fixed Payments under the PPA (including damages related to the loss of the Company's Total Fixed Payments arising from any breach by the Company of the PPA or a termination of the PPA for cause by Guaranteed Party) together with any and all reasonable expenses (including reasonable attorneys' fees and expenses) incurred by Guaranteed Party in enforcing this Guaranty (the obligations referred to in clauses (i) and (ii) collectively and individually, the "Obligations"). Subject to the Guaranty Cap set forth in Section 2 of this Guaranty, the Guarantor agrees, that upon the failure of the Company to pay any of the Obligations when they become due, the Guarantor will pay, or cause to be paid, to Guaranteed Party any and all such unpaid Obligations.


                                      6--1

     2. Maximum Guaranteed Amount.


s
     (a) The aggregate liability of the Guarantor under this Guaranty and Guaranteed Party's right of recovery hereunder is limited to a total aggregate amount of ___________ Million Dollars ($ ___________) [which amount shall be equal to one hundred twenty-five (125)] percent of Guaranteed Party's initial debt related to financing of the Facility (as such term is [defined in the PPA)]), as reduced from time to time as provided for in the following paragraph (the "Guaranty Cap").




     (b) The Guaranty Cap shall in each semi-annual period commencing on January 1 of the first full calendar year after the Commercial Operation Date (as such term is defined in the PPA), be reduced by the sum of (i) the proportion of the amount set forth in Exhibit A hereto [which amounts shall equal the principal of Guaranteed Party's initial debt amortized during such period] and corresponding to such semiannual period that the amount of Fixed Payments for such semiannual period actually paid by the Company under the PPA bears to the amount of Fixed Payments due and payable for such semiannual period and (ii) without duplication of amounts referred to in clause (i) of this paragraph (b), the amount paid by the Guarantor in such semiannual period pursuant to the demand of or legal action by Guaranteed Party. Each reduction in the Guaranty Cap shall be automatic and without further action on the part of any Person (as such term is defined in the PPA).



     3. Nature of Obligations. The Guarantor guaranties that the Obligations shall be paid strictly in accordance with the terms of the PPA, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Guaranteed Party with respect thereto. The duties of the Guarantor under this Guaranty are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Company or whether the Company is joined in any such action or actions. Guaranteed Party shall not be obligated to file any claim relating to the Obligations if the Company becomes subject to a bankruptcy, reorganization or similar proceeding and neither the failure of Guaranteed Party to so file, nor the existence of any such proceeding, shall affect the Guarantor's obligations hereunder. The liability of the Guarantor under this Guaranty as specified in Section 1 of this Guaranty shall, to the fullest extent permitted by law, be absolute and unconditional irrespective of:



           (i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the PPA, including, without limitation, any increase in the Obligations; provided, however, no action taken pursuant to this Section 3(i) shall be construed to extend the term of this Guaranty or increase the amount of the Guaranty Cap;



           (ii) any manner of sale or other disposition of assets of the Company or any of its Affiliates (as such term is defined in the PPA); or

                                      6--2

           (iii) any change, restructuring or termination of the structure or existence of the Company or any of its Affiliates.



      The Guarantor shall not contest the amount, Guaranteed Party's right to collect, or Guaranteed Party's collection of, the Obligations (as they may be revised from time to time as provided for herein) in any future proceeding including, without limitation, civil, criminal, regulatory, administrative, judicial, equitable, or appellate, on the basis that the Obligations constitute a penalty, are or will result in a forfeiture, or are otherwise unlawful; provided, however, that, notwithstanding anything to the contrary contained herein, the Guarantor may assert that Guaranteed Party's actual damages are less than the Obligations, contest liability or assert any other claim or defense that the Company could assert, except as expressly limited herein, so long as the Guarantor does not duplicate or reassert any claims or initiate any proceedings that were resolved or concluded previously by the Company.



      The Guarantor agrees that the obligations of the Guarantor set forth in this Guaranty shall be direct obligations of the Guarantor, and such obligations shall be absolute and unconditional and shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and strict compliance by the Guarantor with its obligations hereunder) based upon any claim the Guarantor or any other Person (as such term is defined in the PPA) may have against Guaranteed Party or the Company. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.



     4. Waiver. The Guarantor hereby waives demand, promptness, diligence, presentment, notice of acceptance, notice of protest for non-payment and any other notice or similar action with respect to any of the Obligations and this Guaranty and any requirement that Guaranteed Party exhaust any right or take any action against the Company or any other Person.



     5. Subrogation. The Guarantor shall not exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all Obligations and all other amounts payable under this Guaranty shall have been paid in full to Guaranteed Party. If any amount shall be paid to the Guarantor on account of any subrogation rights at any time prior to the payment in full of the Obligations and all other amounts payable under this Guaranty, such amount(s) shall be paid immediately to Guaranteed Party to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms hereof and the PPA. Upon full payment of the Obligations and all other amounts payable under this Guaranty, Guarantor shall be subrogated to the rights of Guaranteed Party, and Guaranteed Party shall take all such reasonable actions, at the Guarantor's sole expense, as Guarantor shall reasonably request to effect such subrogation rights.



     6. Certain Rights and Powers of Guaranteed Party. Guaranteed Party shall have all of the rights and remedies available under applicable law and may proceed by appropriate court


                                      6--3
action to enforce the terms hereof and to recover damages for the breach hereof. Each and every remedy of Guaranteed Party shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy now or hereafter existing at law or in equity. At the option of Guaranteed Party and upon notice to the Guarantor, the Guarantor may be joined in any action or proceeding commenced by Guaranteed Party against the Company in respect of any Obligation, and recovery may be had against the Guarantor in such action or proceeding or in any independent action or proceeding against the Guarantor, without any requirement that Guaranteed Party first assert, prosecute or exhaust any remedy or claim against the Company.



     7. Representations and Warranties. The Guarantor represents and warrants to Guaranteed Party as follows:



     (a) Organization and Good Standing. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each jurisdiction in which it currently conducts its business. The Guarantor has all requisite corporate power and authority to carry on its business at it is now conducted and as contemplated by this Guaranty, and to enter into and perform its obligations hereunder.



     (b) Due Authorization; No Conflicts. The execution, delivery and performance by the Guarantor of the Guaranty has been duly and effectively authorized by all necessary corporate action of the Guarantor. No other corporate proceedings are necessary to authorize the execution and delivery by the Guarantor of this Guaranty; and this Guaranty is the valid and binding obligation of Guarantor, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect that affect creditors' rights generally or by general principles of equity. Neither the execution and delivery of this Guaranty nor compliance by the Guarantor with any of the provisions hereof will
(i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or laps of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of the Guarantor under any of the terms, conditions or provisions of, the Certificate of Incorporation or By-Laws of the Guarantor in effect on the date of this Guaranty (hereinafter, the "Effective Date") or any agreement or other instrument or obligation to which the Guarantor is a party at the Effective Date, or by which the Guarantor or any of its properties or assets or may be bound or affected as of the Effective Date, or
(ii) violate any order, writ, injunction decree, arbitration award, statute, rule or regulation applicable at the Effective Date to the Guarantor or any of its properties or assets.



     (c) No Consent Required. No permit, authorization, consent, approval, waiver, exception, variance, ruling, order decree, exemption, filing, recording, registration, notice or declaration (collectively, "Governmental Approval"), is required or to be made on the Guarantor's behalf with any federal, state, county, municipal, regional, local, territorial or other governmental department, regulatory body, commission, board, bureau, agency, taxing authority or other instrumentality (collectively, "Governmental Authority") to authorize the execution and


                                      6--4
delivery of this Guaranty or the taking of any future action contemplated hereby, except for those Governmental Approvals (i) which have already been obtained or (ii) the failure of which to obtain would not have an adverse effect on the ability of the Guarantor to perform and satisfy its obligations hereunder.



     (d) No Default under Other Agreements. The Guarantor is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any mortgage, deed of trust, indenture or other instrument or agreement to which it is a party or by which it or any of its properties or assets may be bound, that would have a material adverse effect on the Guarantor's ability to perform under this Guaranty; and the Guarantor is not in violation of any federal, state, or local rules, ordinances, judgments, decrees, injunctions, writs, interpretations, licenses and permits or orders of any court, arbitrator (collectively, "Requirements of Law"), or Governmental Authority that could have a material adverse effect on the Guarantor's ability to perform under this Guaranty.



     (e) Litigation. There is no litigation, proceeding, arbitration or government investigation pending or, so far as known to the Guarantor, threatened with respect to or otherwise relating to the Guarantor which if adversely determined could, in any one case or in the aggregate, have a material adverse effect on the ability of the Guarantor to comply with its obligations under this Guaranty.



     (f) Compliance with Law. (i) The Guarantor has complied in all material respects with all Requirements of Law relating to this Guaranty, the Guarantor has received no written notice to the effect that, or otherwise been advised in writing that, it is not in compliance with any requirement of law or governmental approval relating to this Guaranty, and the Guarantor has no reason to believe that any currently existing circumstances are likely to result in violations by the Guarantor of any such requirement of law which could in any one case or in the aggregate, have a material adverse effect on the ability of the Guarantor to perform under this Guaranty; and (ii) to the best of the knowledge of the Guarantor, there is not now pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to any existing requirement of law or governmental approval with respect to such matters which, if adopted, would have a material adverse effect on the ability of the Guarantor to comply with its obligations under the Guaranty.



     8. Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid, the Guarantor shall:



     (a) Performance and Compliance with Other Agreements. Perform and comply with each of the material provisions of each material indenture, credit agreement, contract or other agreement by which the Guarantor is bound, non-performance or non-compliance with which would have a material adverse effect on its ability to perform its obligations hereunder, except material contracts or other agreements being contested in good faith.


                                      6--5

     (b) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence and preserve its material rights, franchises and privileges to conduct its business substantially as conducted on the date hereof.



     (b) Compliance with Laws, Etc. Comply with all Requirements of Law and Governmental Approvals, non-compliance with which would have a material adverse effect on its ability to perform its obligations herein, except laws, rules, regulations and orders being contested in good faith.



     (c) Notice of Breach. Provide, as soon as possible and in any event within three (3) business days after the occurrence of any default or breach of the obligations applicable to the Guarantor hereunder, a statement of the Chief Financial Officer or Vice-President and Treasurer of the Guarantor setting forth details of the circumstances leading to such breach or default hereof and the action which the Guarantor proposes to take with respect thereto.



     (d) Mergers, Etc. Not merge with any person, corporation, partnership, or other entity unless: (i) the surviving and resulting entity agrees in writing to be bound hereby to the same extent as the Guarantor, and (ii) immediately after giving effect thereto, no event of default or breach of this Guaranty shall have occurred and be continuing.



     9. No Waiver. No failure on the part of Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.



     10. Continuing Guaranty. This Guaranty is a continuing guaranty and shall
(i) remain in full force and effect until the payment in full of all amounts payable under this Guaranty, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, Guaranteed Party and its successors, transferees and assigns.



     11. Waiver of Notices. The Guarantor hereby unconditionally and irrevocably waives all notices to and demands upon the Company or the Guarantor and all other formalities, the omission of any of which or delay in performance of which, might, but for the provisions of this paragraph, by rule of law, under equitable principles or otherwise, constitute grounds for relieving or discharging the Guarantor in whole or in part from its obligations hereunder.



     12. No Consequential Damages. Neither Party shall be liable to the other under this Guaranty or otherwise for any exemplary, consequential, special, or punitive losses or damages that may be incurred by either Party as a result of their execution of and performance under this Guaranty.



     13. Further Assurances. The Guarantor, at its sole cost and expense, shall cause to be promptly and duly taken, executed, acknowledged and delivered, such further documents and

                                      6--6
instruments as Guaranteed Party may from time to time reasonably request in order to carry-out more effectively the intent and purposes of this Guaranty.



     14. Severability. If any provision of this Guaranty shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.



     15. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The effective date of this Guaranty for all purposes shall be the date specified on page one
(1) above.



     16. Amendment; Waiver; Requirement of Writing. This Guaranty cannot be amended, changed, modified, released or discharged except by a writing signed by the party against whom enforcement of the amendment, change, modification or waiver is sought.



     17. Address for Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier, addressed as set forth below:



      If to Guaranteed Party:

               The AES Corporation
               1001 North 19th Street
               Arlington, VA  22209
               Attention: General Counsel
               Telephone: (703) 522-1315
               Facsimile: (703) 528-4510

      If to Guarantor:

               Williams Holdings of Delaware, Inc.
               One Williams Center
               Tulsa, OK 74172
               Attention: Treasurer
               Telephone: (918) 573-5551
               Facsimile: (918) 573-2065


or to such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date received by the recipient thereof.


                                      6--7

     18. Governing Law. This Guaranty shall be construed in accordance with and governed by the laws of the State of New York without regard to the conflict of laws provisions of such laws.



     18. Submission to Jurisdiction. Each of Guaranteed Party and the Guarantor hereby irrevocably and unconditionally:



     (a) submits for itself and its property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of the Southern District of New York, and appellate courts with jurisdiction over any appeals therefrom;



     (b) consents and agrees that any such action or proceeding may be brought in and only in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;



     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 17 of this Guaranty, or at such other address of which the other party shall have been notified pursuant thereto; and



     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.



     20. Assignment. This Guaranty may be assigned by the Guarantor only with prior written consent of Guaranteed Party, which consent shall not be unreasonably withheld. Guaranteed Party may assign this Guaranty only as permitted under the PPA with respect to assignments by Guaranteed Party of its rights thereunder. This Guaranty shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



                                      6--8

     IN WITNESS WHEREOF, the Guarantor and Guaranteed Party have each caused this Guaranty to be executed on its behalf by its duly authorized office as of the date shown above.


                                       WILLIAMS HOLDINGS OF DELAWARE, INC.
                                       as Guarantor


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       ACCEPTED AND ACKNOWLEDGED:


                                       THE AES CORPORATION


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:



              [GUARANTY BY WILLIAMS HOLDINGS OF DELAWARE, INC.]

                                   APPENDIX 7

                          LIST OF THIRD PARTY ENGINEERS

                                     [*]



                                     7--1

                                   APPENDIX 8

                             FUEL OIL SPECIFICATIONS

                                     [*]



                                     8--1

         An Asterisk ([*]) indicates that confidential information has been omitted and filed separately with the Securities and Exchange Commission as part of a Confidential Treatment Request.




                               AMENDMENT NO. 1 TO
                              AMENDED AND RESTATED
                            POWER PURCHASE AGREEMENT

         AMENDMENT NO. 1 TO AMENDED AND RESTATED POWER PURCHASE AGREEMENT, dated as of June 18, 1999 ("Amendment No. 1") by and among AES Ironwood, L.L.C., a Delaware limited liability company ("Seller") and Williams Energy Marketing & Trading Company, a Delaware company ("Williams") (Seller and Williams each hereinafter referred to as "Party" and collectively as the "Parties").



                                    RECITALS

         WHEREAS, Seller and Williams have entered into that certain Amended and Restated Power Purchase Agreement, dated as of February 5, 1999 (the "PPA") pursuant to which Ironwood has agreed, subject to the terms and conditions set forth in the PPA, to sell to Williams certain capacity and ancillary services and to provide to Williams energy conversion services; and

         WHEREAS, the Parties desire to amend the PPA as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto each hereby agrees as follows:




                                    AGREEMENT

         SECTION 1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings specified in the PPA.

         SECTION 2. Amendments. The PPA is hereby amended as follows:

         (a) Section 1.1 of the PPA is hereby amended by revising the term "Gas Facilities" set forth therein in the definition of "Force Majeure" to read: "Gas Interconnection Facilities."

         (b) [*]

         (c) [*]

         (d) [*]

         SECTION 3. Miscellaneous.

         (1) Governing Law; Consent to Jurisdiction. This Amendment No. 1 shall be governed by, and construed in accordance with, the law of the State of New York.

         (2) Headings. Headings in this Amendment No. 1 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 1 for any other purpose.


         (3) Counterparts. This Amendment No. 1 may be executed in any number of counterparts, which when so executed and delivered shall constitute one and the same instrument.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 1 to be executed by its authorized representative as of the date first written above.



                                       AES IRONWOOD, L.L.C.


                                       By: /s/ Patricia L. Rollin
                                          -----------------------------
                                          Name:  Patricia L. Rollin
                                          Title: Vice President


                                       WILLIAMS ENERGY MARKETING &
                                       TRADING COMPANY


                                       By: /s/ Philip J. Scalzo
                                          -----------------------------
                                          Name:  Philip J. Scalzo
                                          Title: Vice President


                            [AMENDMENT NO. 1 TO PPA]